Exhibit 10.1

BASIC LEASE INFORMATION

Date:        June 10, 2016

Tenant:	ITEX CORPORATION, a Nevada corporation

Tenant Address:	15900 SE Eastgate Way, Suite 100, Bellevue, Washington 98008

Tenant Address
For Official Notices:	Until the Term Commencement Date:

Attn: Steve White & Rob Benson, ITEX Corporation
3326 – 160th Avenue SE, Suite 100, Bellevue, WA 98008

After the Term Commencement Date: At the Premises

Landlord:	EASTGATE BELLEVUE HOLDINGS, LLC, a Delaware limited liability company

Landlord Address:	Clarion Partners, LLC, 1440 New York Avenue NW, Suite 200, Washington, DC 20005, Attention: Robert D. Greer, Jr.

With a copy to:	Clarion Partners, LLC, 601 S. Figueroa St., Suite 3400, Los Angeles, California 90017, Attention: Asset Manager

Leased Premises:	Approximately 3,379 rentable square feet on the first (1st) floor of the Building, as more particularly described on Exhibit A attached hereto, commonly known as Suite 100 of the Building

Net Rentable Area:	3,379 rentable square feet

Rent
Commencement Date:	See Section 1.30

Term:	Sixty-six (66) full calendar months.

Scheduled
Term Commencement
Date:	September 15, 2016 (see Section 1.31)

Scheduled Term
Expiration Date:	March 31, 2022

Base Rent:	Tenant shall pay Base Rent during the term according to the following schedule:

Months of Term	Annual Rate P/S/F		Monthly Base Rent
1-18*	$23.50	**	$6,617.21	**
19-30	$24.50		$6,898.79
31-42	$25.50		$7,180.38
43-54	$26.50		$7,461.96
55-66	$27.50		$7,743.54

*Plus any partial month if the Rent Commencement Date is not the first day of the month.
**Subject to abatement as set forth in Section 3.03.

Base Rent shall be payable as provided in Section 3.03.

Tenant’s
Proportionate Share:	Building Expense Pool: 4.97% (based upon 67,923 square feet of Net Rentable Area in the Building).

Project Expense Pool: 2.35% (based upon 143,724 square feet of Net Rentable Area in the Project).
See Section 1.39

Security Deposit:	$20,000.00.

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EXHIBITS

LEASED PREMISES SPACE PLAN	A

INITIAL IMPROVEMENT OF THE LEASED PREMISES	B

BUILDING RULES AND REGULATIONS	C

MEMORANDUM FOR TERM AND RENT COMMENCEMENT	D

ENERGY DATA	E

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This Lease is made and entered into as of the date specified in the Basic Lease Information Sheet attached hereto and incorporated herein by this reference, by and between EASTGATE BELLEVUE HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and the Tenant identified in the Basic Lease Information Sheet.

IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED IN THIS LEASE, THE PARTIES HEREBY AGREE AS FOLLOWS:

Article 1

Definitions

Certain terms used in this Lease and the Exhibits hereto shall have the meaning set forth below for each such term. Certain other terms shall have the meaning set forth elsewhere in this Lease and the Exhibits hereto.

1.01         “Additional Rent” shall mean all obligations of Tenant hereunder, other than the obligation for payment of Gross Rent.

1.02         “Affiliate” shall mean any corporation, partnership or limited liability company which directly or indirectly controls or is controlled by or is under common control with Tenant (for this purpose, “control” shall mean the possession, directly or indirectly, of both the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership shares or by contract or otherwise, when combined with the ownership, directly or indirectly, of not less than fifty percent (50%) of all classes of the then outstanding stock, if the entity is a corporation, or of fifty percent (50%) of all classes of the profit interests, if the entity is a partnership or a limited liability company), not including any such entity that becomes an Affiliate by virtue of being a Successor.

1.03         “Base Rent” shall mean the Base Rent set forth in the Basic Lease Information.

1.04         “Base Tenant Improvements” shall have the meaning given in Exhibit B.

1.05         “Basic Operating Cost” shall have the meaning given in Section 3.05.

1.06         “Basic Operating Cost Adjustment” for any calendar year shall mean the difference, if any between Estimated Basic Operating Cost and actual Basic Operating Cost for that calendar year.

1.07         “Basic Services” shall mean the services provided pursuant to Section 4.01.

1.08         “BOMA Standard” shall mean the Standard Method for Measuring Floor Area in Office Buildings ANSI/BOMA Z65.1-2010, Method A, or any successor thereto.

1.09         “Building” shall mean all of the improvements, commonly known as “Building B” of the Eastgate Office Center, with an address of 15900 SE Eastgate Way, Bellevue, Washington.

1.10         “Building Standard Rate” means the reasonable rate charged by Landlord to tenants of the Building for any item of Extra Services or any services in excess of the minimum services Landlord is obligated to provide under this Lease, which may include a component of administrative fee. The current Building Standard Rate for after-hours HVAC is $50.00 per hour per floor.

1.11         “Common Areas” shall mean the total square footage of areas of the Building and Project devoted to non-exclusive uses such as lobbies, fire vestibules, rest rooms, mechanical areas, tenant and ground floor corridors, elevator foyers, electrical and janitor closets, ground floor lobbies, telephone and equipment rooms, and other similar facilities maintained for the benefit of Building and Project tenants and invitees, and other areas of the Building and Project defined and identified as “Building Common Area” in the BOMA Standard, as measured in accordance with the BOMA Standard.

1.12         “Comparable Building” shall mean a first class low-rise office building in comparable condition, with comparable amenities, located in Bellevue, Washington, along the I-90 corridor.

1.13         “Comparable Space” shall mean a comparable amount of office space, with at least comparable views and other amenities, located on the same floor or higher in the Building, or in the case of space not in the Building, space in such other building on the same floor or higher as the space in question in the Building, with at least comparable views and amenities.

1.14         “Contest Period” will have the meaning ascribed in Section 3.07.

1.15         “Estimated Basic Operating Cost” for any calendar year shall mean Landlord’s estimate of Basic Operating Cost for the applicable calendar year.

1.16         “Extra Services” means the services Landlord shall provide under Section 4.02 of this Lease.

1.17         “Fair Market Rent” shall mean the base rent per square foot, including all escalations, including any adjustment for tenant improvement allowances or other concessions, as of the commencement of the term in question, charged to tenants for leases of a comparable term for Comparable Space in the Building and Comparable Buildings, as may be adjusted pursuant to the final sentence of this paragraph, as reasonably determined by Landlord. Such comparison shall take into consideration the provisions of this Lease and any leases in such Comparable Buildings regarding payment of Basic Operating Cost (i.e., “net” vs. “gross” or “base year”) and the base rent per square foot for such Comparable Space shall be adjusted as appropriate to reflect any difference in the payment of Basic Operating Cost.

1.18         “Gross Rent” shall mean the total of Base Rent and Tenant’s Proportionate Share of Estimated Basic Operating Cost.

1.19         “Hazardous Material” shall mean any (A) oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (1) pose a hazard to the Project or to persons on or about the Project or (2) cause the Project to be in violation of any Hazardous Materials Laws; (B) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (C) chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; (D) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other Person coming upon the Project or adjacent property; and (E) other chemicals, materials or substances which may or could pose a hazard to the environment.

1.20         “Hazardous Materials Claims” shall mean any enforcement, cleanup, removal, remedial or other governmental or regulatory actions, agreements or orders instituted pursuant to any Hazardous Materials Laws; and any claims made by any third party against Landlord, Tenant or the Project relating to damage, contribution, cost recovery compensation, loss or injury resulting from the presence, release or discharge of any Hazardous Materials.

1.21         “Hazardous Materials Laws” shall mean any federal, state or local laws, ordinances, regulations or policies relating to the environment, health and safety, and Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Project, including, without limitation, soil, groundwater and indoor and ambient air conditions.

1.22         “Leased Premises” shall mean the floor area more particularly shown on the Exhibit A floor plan attached hereto, containing the Net Rentable Area specified on the Basic Lease Information sheet.

1.23         “Net Rentable Area” shall mean the area or areas of space within the Project measured in accordance with the BOMA Standard for the measurement of “Rentable Area” including any share of the Common Areas allocated to the Rentable Area in accordance with the BOMA Standard. The Net Rentable Area in the Leased Premises has been calculated on the basis of the foregoing definition and is hereby stipulated for all purposes hereof to be the amount stated on the Basic Lease Information sheet, subject to the provisions of the following paragraph.

Landlord and Tenant acknowledge and agree that the Net Rentable Area of the Leased Premises may be re-measured by Landlord’s design professional(s) within ninety (90) days after the Rent Commencement Date. Any such re-measurement shall be in accordance with the BOMA Standard and shall be conclusive and binding on the parties. Any change in the Net Rentable Area of the Leased Premises in accordance with the foregoing shall be retroactively effective as of the Rent Commencement Date and all numbers, percentages and figures set forth in this Lease (including Base Rent and Tenant’s Proportionate Share) shall be revised to reflect such changed Net Rentable Area of the Leased Premises retroactively effective as of the Rent Commencement Date. In the event of any re-measurement pursuant to this paragraph, Landlord and Tenant will execute, at Landlord’s option, either a letter agreement or an amendment to this Lease to reflect such change.

1.24         “Normal Business Hours” shall mean the hours of 7:00AM to 6:00PM on weekdays, and 8:00AM to 1:00PM on Saturdays, excluding, however Sundays and legal holidays.

1.25         “Objection Notice” has the meaning ascribed in Section 3.07.

1.26         “Parent Entity” shall mean any corporation, partnership or limited liability company owning, directly or indirectly, not less than fifty percent (50%) of all classes of the then outstanding stock of Tenant, if Tenant is a corporation, or fifty percent (50%) of all classes of the profit interests in Tenant, if Tenant is a partnership or a limited liability company, not including any such entity that becomes a Parent Entity by virtue of being a Successor.

1.27         “Permitted Use” shall mean (unless further limited by definition on the Basic Lease Information Sheet) corporate, executive and professional office use in the Leased Premises of a kind appropriate in a building of the type, quality and character of the Building and other tenancies in the Building; provided, however, that Permitted Use shall not include: (A) offices of any agency or bureau of the United States or any state or political subdivision thereof; (B) offices or agencies of any foreign government or political subdivision thereof; (C) offices of any health care professionals or service organization; (D) schools or other training facilities; (E) retail or restaurant uses; or (F) communications firms such as radio and/or television stations or any other use, the primary business of which is to transmit communications signals from the Building.

1.28         “Project” shall mean the two (2) building project known as “Eastgate Office Center” consisting of the Building, the building located at 15800 SE Eastgate Way, Bellevue, Washington (the “Building A”) and the real property on which the Building and Building A are located.

1.29         “Rent” shall mean Gross Rent plus Additional Rent comprising all of Tenant’s monetary obligations arising under this Lease.

1.30         “Rent Commencement Date” shall mean the earlier of: (i) the date that the Leased Premises is Substantially Completed, or would have been Substantially Completed but for Tenant Delay; or (ii) the date upon which Tenant commences to conduct business operations from the Leased Premises. Tenant shall, within ten (10) days after request by Landlord, execute a memorandum in the form of Exhibit D confirming the Term Commencement Date, the Rent Commencement Date and the Term Expiration Date.

1.31         “Scheduled Term Commencement Date” shall mean the Scheduled Term Commencement Date specified on the Basic Lease Information sheet (See Section 1.41).

1.32         “Security Deposit” shall mean any amount specified on the Basic Lease Information sheet paid by Tenant to Landlord, to be held pursuant to Section 5.16.

1.33         “Service Animals” shall mean any guide dog, signal dog, or other animal individually trained to provide assistance to an individual with a disability.

1.34         “Substantially Completed” or “Substantial Completion” shall have the meaning given in Exhibit B.

1.35         “Successor” shall mean: (A) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated in accordance with the applicable statutory provisions for merger or consolidation of corporations, but only if, by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities and obligations of the corporations participating in such merger or consolidation are assumed by the corporation surviving the merger or created by such consolidation and if the corporation surviving the merger intends to continue to operate the business of Tenant in the Leased Premises; (B) any partnership or limited liability company into which Tenant is merged in accordance with the applicable statutory provisions for the merger of partnerships or limited liability companies, but only if the surviving entity intends to continue to operate the business of Tenant in the Leased Premises; or (C) any corporation, partnership or limited liability company acquiring the leasehold interest of Tenant under this Lease and substantially all of the other property and assets of Tenant or its Successor, but only if such entity intends to continue to operate the business of Tenant in the Leased Premises. Acquisition by Tenant or its successors of substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities of any corporation, shall be deemed a merger of such corporation into Tenant for purposes of this Lease.

1.36         “Tenant Delay” shall have the meaning given in Exhibit B.

1.37         “Tenant Extra Improvements” shall mean the Improvements, as defined in, and to be construction pursuant to, Exhibit B.

1.38         “Tenant Improvements” shall mean the Base Tenant Improvements and Tenant Extra Improvements (if any) installed or to be installed for Tenant pursuant to Exhibit B.

1.39         “Tenant’s Proportionate Share” shall be (A) calculated based on the percentage that the Net Rentable Area of the Leased Premises bears to the total Net Rentable Area of the Building, with respect to the items of Basic Operating Cost included in the Building Expense Pool, and (B) calculated based on the percentage that the Net Rentable Area of the Leased Premises bears to the total Net Rentable Area of the Project, with respect to the items of Basic Operating Cost included in the Project Expense Pool.

1.40         “Term” shall mean the period from the Term Commencement Date that ends on the Term Expiration Date, subject to earlier termination pursuant to the provisions hereof.

1.41         “Term Commencement Date” shall mean the Rent Commencement Date. Tenant shall confirm the Term Commencement Date pursuant to Section 1.30 hereof.

1.42         “Term Expiration Date” shall mean a date occurring a number of months or years specified as the “Term” in the Basic Lease Information from the Term Commencement Date (however, if the Term Commencement Date is not the first day of the month, such number of months or years shall be measured from the first day of the month following the month in which the Term Commencement Date occurs), unless sooner terminated pursuant to the terms of this Lease. The Term Expiration Date will be set forth on the memorandum to be executed between Tenant and Landlord pursuant to Section 1.30 (Exhibit D).

Article 2

Leased Premises

2.01         Lease. Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises for the Term, upon all of the terms, covenants and conditions set forth herein. In addition, Landlord grants to Tenant a right appurtenant to its Lease of the Leased Premises to use, on a non-exclusive basis and in common with other tenants, the Common Areas.

2.02         Landlord’s Reserved Rights. Landlord reserves from the leasehold estate hereunder (A) all exterior walls and windows bounding the Leased Premises, and all space located within the Leased Premises for conduits, electric and all other utilities, air-conditioning, sinks or other Building facilities that do not constitute Tenant Extra Improvements or are not included in the Net Rentable Area of the Leased Premises or are “Common Areas” under the BOMA Standard, the use thereof and access thereto through the Leased Premises for operation, maintenance, repair or replacement thereof, and (B) the right from time to time, without unreasonable interference with Tenant’s use, to install, remove or relocate any of the foregoing for service to any part of the Building to locations that will not materially interfere with Tenant’s use of the Leased Premises, to make alterations or additions to and to build additional stories on the Building, to alter or relocate any Common Area facility or any other common facility, and to make changes or alterations therein or enlargements thereof. Subject to the rights of Tenant specified in this Lease, Landlord shall have the sole and exclusive right to possession and control of the Common Areas and all other public areas of the Project.

Article 3

Term, Use, Rent and Basic Operating Cost

3.01         Term. The Term shall commence upon the Term Commencement Date and shall continue in full force for the Term. The Term shall, for the purposes of calculating the duration thereof be deemed to commence on the Rent Commencement Date and Tenant’s right to occupy the Leased Premises shall also begin on the Rent Commencement Date (subject to the early access provisions of Exhibit B). Landlord shall have no liability to Tenant for any delay in the occurrence of the Rent Commencement Date, nor shall Tenant have the right to terminate this Lease on account of any such delay. If Tenant shall enter the Leased Premises at any time prior to the Rent Commencement Date, such entry shall be subject to the terms and conditions of this Lease. Tenant hereby agrees to accept possession of the Leased Premises in their condition as of the Rent Commencement Date, “as is,” and in their current condition, subject to all latent or patent defects, and Landlord shall have no obligation to make any improvements in the Leased Premises or for the benefit thereof, other than to (A) complete the Tenant Improvements, if any, provided in Exhibit B hereto, and (B) correct any latent defects in the Leased Premises and/or the Tenant Improvements discovered by Tenant and of which Tenant has provided written notice to Landlord within twelve (12) months following the Rent Commencement Date (which latent defects shall be remedied by Landlord at Landlord’s sole cost and expense, as Tenant’s sole remedy for such defect(s)). Tenant acknowledges that Landlord has not made, nor has Tenant relied on any representation or warranty of Landlord as to the suitability of the Leased Premises for any particular use, including, without limitation, any use contemplated by Tenant or the Permitted Use, and that Tenant has made its own investigation as to such matters.

3.02         Use. Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose, except as permitted by Landlord pursuant to Landlord’s written consent, which consent shall not be unreasonably withheld.

3.03         Payment of Base Rent and Tenant’s Proportionate Share of Estimated Basic Operating

Cost. Tenant shall pay the Gross Rent and Additional Rent in the manner hereinafter set forth.

(A)         Commencing on the Rent Commencement Date, but subject to Section 3.03(C) below, Tenant shall pay Base Rent on the first day of each calendar month during the Term and any extensions or renewals thereof, in advance.

Notwithstanding anything to the contrary contained herein and provided that Tenant is not in default under this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay monthly Base Rent for the first (1st) six (6) full calendar months of the initial Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 7.08(B)(1) of this Lease, then as a part of the recovery set forth in Section 7.08(B)(3) of this Lease, Landlord shall be entitled to the recovery of the unamortized portion of the monthly Base Rent abated under the provisions of this paragraph, with amortization calculated on a straight line basis utilizing a sixty-six (66) month amortization schedule commencing as of the Rent Commencement Date.

(B)         Tenant shall make a monthly payment in the amount of one twelfth (1/12th) of Tenant’s Proportionate Share of Estimated Basic Operating Cost for any full calendar year of the Term hereof, together with each payment of Base Rent required hereunder. For the first calendar year in which the Term Commencement Date shall occur, if such year shall not be a full calendar year, such amount shall be the in the amount specified by Landlord which shall be based on Tenant’s Proportionate Share of Estimated Basic Operating Cost for such calendar year computed in accordance with the Lease, and the number of months in the Term contained in such year. On or before the first day of each calendar year following the initial calendar year in which the Term Commencement Date shall occur, or as soon as practicable after the first day of such calendar year, Landlord shall give to Tenant notice of the Estimated Basic Operating Cost payable by Tenant for such calendar year. On or before the first day of each month during each such calendar year, together with the payments of Base Rent owing hereunder, Tenant shall pay to Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of the Estimated Basic Operating Cost for such year; provided, however, that if Landlord’s notice is not given prior to the first day of any calendar year, Tenant shall continue to pay Tenant’s Proportionate Share of the Estimated Basic Operating Cost on the basis of the prior year’s estimate until the month following the month in which Landlord’s notice is given. If there shall be any increase in Estimated Basic Operating Cost pursuant to such estimate, Tenant shall, together with such initial payment, pay the difference between any amount paid as Tenant’s Proportionate Share of Estimated Basic Operating Cost based on the prior year’s estimate and the amount actually owing for the relevant year, based on any revised estimate, which shall be effective as of January 1 of such year.

Tenant’s Proportionate Share of the Estimated Basic Operating Cost for 2016 is currently estimated to be $9.25 per square foot of Net Rentable Area in the Leased Premises per year; however, the foregoing is only an estimate based on Landlord’s current actual knowledge, may be incomplete, and may be subject to increase or decrease based on factors that are not controllable by Landlord. No reliance should be assumed or taken by Tenant on the forgoing estimate and such estimate shall in no way limit Tenant’s Proportionate Share of the Estimated Basic Operating Cost payable for any period.

(C)         Rent shall be payable without demand, except as specified in this Lease, and without reduction or abatement and without counterclaim or setoff, at the address specified on the Basic Lease Information sheet or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 7.16 hereof. If the Rent Commencement Date occurs on other than the first day of a month, then Gross Rent provided for such partial month shall be prorated on a daily basis and the prorated installment shall be paid on the first day of the calendar month next succeeding the month in which the Rent Commencement Date occurs, together with the other amounts payable on that day. If the Term Expiration Date occurs on other than the last day of a calendar month, then Gross Rent provided for such partial month shall be prorated and the prorated installment shall be paid on the first day of the calendar month preceding the date of termination.

3.04         Net Lease. This is a Net Lease. Rent shall be paid to Landlord absolutely net of all costs and expenses incurred by Tenant in connection with its occupancy of the Leased Premises. The provisions for payment of Basic Operating Cost by means of periodic payment of Tenant’s Proportionate Share of Estimated Basic Operating Cost and the Basic Operating Cost Adjustment are intended to pass through to Tenant and reimburse Landlord for Tenant’s Proportionate Share of all costs and expenses incurred by Landlord and/or chargeable to Tenant under this Lease of the nature described in Section 3.05.

3.05         Basic Operating Cost.

(A)         Basic Operating Cost shall mean all expenses and costs (but not specific costs that are separately billed to and paid by specific tenants) of every kind and nature that Landlord shall pay or incur or become obligated to pay or incur (including, without limitation, costs incurred by managers and agents that are reimbursed by Landlord) because of or in connection with the management, maintenance, preservation, ownership and operation of the Project and its supporting facilities directly servicing the Project including, but not limited to the following:

(1)         Wages, salaries and reimbursable expenses and benefits of all on-site and off-site employees (at or below the level of property manager) engaged in the operation, maintenance and security of the Project and the direct costs of training such employees, including amounts allocable to services rendered by the employees at a position of building manager and below. To the extent the foregoing amount includes any costs for off-site employees who render services to the Building or Project and other properties of Landlord, Landlord shall make a reasonable allocation of such costs based on the amount of time Landlord reasonably estimates such employees expend on their duties in providing services relating to the Building or Project as opposed to other buildings or projects of Landlord.

(2)         Costs of the property manager’s office and office operation, including, without limitation, the imputed rental value of the management/rental office in the Project, as may be adjusted from time to time to reflect the Fair Market Rent attributable to such space and utilities and other Project services reasonably allocated to such space, office supplies and other consumables, and local and long distance telephone and telecommunications costs incurred by and/or allocated to such office.

(3)         All supplies, materials and rental equipment used in the operation and maintenance of the Project, including, without limitation, temporary lobby displays and events, the cost of erecting, maintaining and dismantling art work and similar decorative displays commensurate with operation of a first-class office building.

(4)         Utilities, including, without limitation, water, power, gas, sewer, waste disposal, communication and cable TV facilities, heating, cooling, lighting and ventilation of the Project.

(5)         All maintenance, janitorial and service agreements for the Project and the equipment therein, including, but not limited to, alarm service, window cleaning, elevator maintenance, and maintenance and repair of sidewalks, landscaping, Common Areas (including, without limitation the cargo delivery/loading area) and Project exterior and service areas.

(6)         A management cost recovery, either for the amount actually paid to any third party management company that Landlord may retain to collect rentals from the Project and/or manage the Project, or, if Landlord does not retain such third party manager, in the amount reasonably determined by Landlord based on a percentage of revenue from the Project or such other reasonable basis as Landlord shall determine that is reasonably competitive with amounts typically charged by other landlords of Comparable Buildings.

(7)         Legal, accounting, engineering and other professional services related to the Project, including, but not limited to, the costs of accountants who may audit or determine Basic Operating Cost and the costs of all consultants retained in connection with the management, upgrade, maintenance, preservation ownership, construction and operation of the Project, including, without limitation, engineering consultants, insurance consultants and other providers of professional services.

(8)         All insurance premiums and costs, including but not limited to, the premiums and cost of fire, casualty, liability, rental loss and earthquake insurance applicable to the Project and Landlord’s personal property used in connection therewith (and all amounts paid as a result of loss sustained that would be covered by such policies but for “deductible” or self-insurance provisions); provided, however, that Tenant acknowledges that Landlord may but shall not be obligated to, carry earthquake insurance, and provided further that this provision shall in no event be construed to require Landlord to carry any specific coverages, unless expressly required by this Lease.

(9)         The cost of repairs, replacements, upgrades, general maintenance and improvements, of the Project or any portion thereof, including, without limitation, repairs, replacements, upgrades or improvements that (i) are required to comply with any law, rule, regulation or ordinance or governmental requirement enacted after the Term Commencement Date or the requirements of any insurer or lender of Landlord, (ii) which, in Landlord's good faith determination, are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project that are anticipated to result in savings (over the useful life of such improvement) that justify (in Landlord's good faith determination) the cost of such improvements, or (iii) are improvements to repair or replace damage caused by normal wear and tear on the Project. If any item of expenditure of the type described in this subparagraph (9) is not an “expense” under Generally Accepted Accounting Principles, Landlord shall amortize the amount of such expenditure over the anticipated useful life of any such repair or replacement. Notwithstanding the foregoing, however, Landlord may treat as expenses (chargeable in the year incurred) and not as capital items, costs that would otherwise constitute capital items but are cumulatively less than two percent (2%) of Estimated Basic Operating Cost for the year in question. The amount charged as amortization under this subparagraph (9) shall include a reasonable interest factor, as reasonably determined by Landlord (and in no event in excess of the greater of (A) the average prime loan rate published by the board of governors of the Federal Reserve System of the United States, as the same may change from time to time, plus four (4) percentage points per annum, or (B) eight percent (8%) per annum), to compensate Landlord for the cost of financing the relevant improvements over the relevant amortization period. Notwithstanding anything to the contrary contained in this subparagraph (9), in no event will any expenditures of the nature described in this subparagraph (9) that are paid in full directly by Tenant, another tenant or tenants of the Project, or any third party, or that are expended by Landlord solely for the benefit of any tenant or proposed tenant of the Project other than Tenant, or solely for the benefit of Tenant (including any amounts paid on account of tenant improvements under a lease of the Project) be included in Basic Operating Cost.

(10)        All real estate or personal property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, including, but not limited to, all of the following: (a) all real estate taxes and assessments, and all other taxes relating to, or levied, assessed or imposed on, the Project, or any portion thereof, or interest therein, including, without limitation, any increase in such taxes arising as a result of any sale, lease or other transfer of the Project and/or any transfer of any ownership or equity interest in the entity comprising Landlord; (b) all taxes, assessments, charges, levies, fees, excises or penalties, general and special, levied upon, measured by or attributable to Landlord’s equipment, furniture, fixtures and other property located in, or used in connection with, the Project, or levied upon, measured by or reasonably attributable to the cost or value of any of the foregoing; (c) all other taxes, assessments, charges, levies, fees, or penalties, general and special, levied, assessed, charged or collected by any governmental authority or other entity either directly or indirectly (i) for public improvements, user, maintenance or development fees, transit fees or charges, housing fees or charges, employment, police, fire, open space, streets, sidewalks, utilities, job training, child care or other governmental services, benefits or requirements applicable to Landlord, (ii) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Project, (iii) upon, against or measured by the area of the Project, or uses made thereof, or leases made to tenants thereof or rentals thereunder (except to the extent specifically excluded hereby), and (iv) for as a result of the imposition of mitigation or other measures by any governmental agency or law on the operation of the Project, including parking taxes or penalties, employer parking regulations, or fees, charges or assessments as a result of the treatment of the normal operations of the Project, or any portion thereof or interest therein, as a source of discharge of air, land or water pollutants or wastewater discharge; (d) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any or all of the foregoing taxes, assessments, charges or fees; and (e) any and all costs, expenses and attorneys’ fees paid or incurred by Landlord in connection with any proceeding or action to contest in whole or in part, formally or informally, the imposition, collection or validity of any of the foregoing taxes, assessments, charges or fees. Real estate taxes shall not include (x) inheritance or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein, or (y) taxes computed upon the basis of the net income derived from the Project by Landlord or the owner of any interest therein.

(B)         Notwithstanding anything to the contrary contained in the foregoing, in no event shall Basic Operating Cost include any of the following: (i) costs incurred by Landlord for the repair of damage to the Project, to the extent that Landlord is reimbursed by insurance or condemnation proceeds; (ii) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ improvements in the Project; (iii) leasing costs, including, without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other such costs and expenses specifically incurred in connection with lease, sublease and/or assignment negotiations; (iv) material expenses in connection with utilities, services and/or other benefits which are provided to a tenant or occupant and are paid for directly by such other tenant of the Project; (v) attorneys’ fees and other costs incurred by Landlord in enforcing any lease or sublease in the Project; (vi) except as otherwise provided in Section 3.05(A)(6) of the Lease, overhead and profit increment paid to subsidiaries or affiliates of Landlord for goods and/or services provided in or to the Project to the extent the same exceeds the costs of such goods and/or services of equal quality rendered by unaffiliated third parties on a competitive basis; (vii) interest, principal, points and fees on debt or amortization on any mortgage or mortgages or any other debt instrument encumbering the Project; (viii) organizational expenses associated with the creation and operation of the entity which constitutes Landlord; (ix) costs directly resulting from the gross negligence or willful misconduct of Landlord, its employees, agents or contractors; (x) interest or penalties incurred as a result of Landlord’s failure to pay any costs as the same become due, except those resulting from the failure of Tenant to pay Gross Rent in a timely manner; (xi) any fines, penalties or interest due to violations by Landlord or any other tenant of the Project or Building of any governmental law, code, rule or regulation in effect prior to the date of this Lease; (xii) depreciation on any item; and (xiii) costs incurred by Landlord in connection with any sale or refinancing of the Building or Project, provided the foregoing will not be deemed to limit Section 3.05(A)(10) hereof.

(C)         For purposes of calculating Tenant’s Proportionate Share of the Estimated Basic Operating Cost and the Basic Operating Cost Adjustment, Landlord shall reasonably and equitably allocate those items of Basic Operating Cost benefitting all tenants of the Project to the “Project Expense Pool” and shall reasonable and equitably allocate those items of Basic Operating Costs benefitting only the tenants of the Building to the “Building Expense Pool”.

(D)         If the Project is not fully occupied during any year of the Term, an adjustment shall be made in computing Basic Operating Cost for such year so that Basic Operating Cost shall be computed as though the Project had been fully occupied during such year, provided in no event will Landlord be entitled to collect from all tenants of the Building, including Tenant, more than 100% of the Basic Operating Cost incurred by Landlord for the relevant year.

(E)         Notwithstanding anything to the contrary contained in this Lease, for purposes of calculating Tenant’s Proportionate Share of the Basic Operating Cost Adjustment for the first calendar year following the calendar year in which the Rent Commencement Date occurs (the “Initial Cap Year”) and each calendar year thereafter during the initial Term, Controllable Operating Costs (as that term is defined below) shall not exceed the CAP applicable to each such calendar year.  The “CAP” for the Initial Cap Year shall be 105% of Controllable Operating Costs for the calendar year in which the Rent Commencement Date occurs.  For each calendar year during the initial Term after the Initial Cap Year, the “CAP” shall be 105% of the prior calendar year's CAP.  “Controllable Operating Costs” shall mean all costs included in the Basic Operating Cost except utility charges, insurance costs, snow removal costs, costs of services provided under a union contract, costs to comply with laws, costs resulting from the expiration of a warranty, amortization of capital costs permitted to be included in the Basic Operating Cost and costs associated with repairs due to casualty, vandalism or other source outside of Landlord’s reasonable control and in no event shall Controllable Operating Costs include any real or personal property taxes permitted to be included in the Basic Operating Cost.

3.06         Computation of Basic Operating Cost Adjustment. Landlord shall after the end of any calendar year for which Estimated Basic Operating Cost differs from the actual Basic Operating Cost for such year, give written notice thereof to Tenant. The notice shall contain or be accompanied by a statement showing the computation of the Basic Operating Cost Adjustment. Landlord’s failure to give such notice and statement within one hundred fifty (150) days after the end of any calendar year for which a Basic Operating Cost Adjustment is due shall not release either party from the obligation to make the adjustment provided for in this Section. If the Basic Operating Cost Adjustment for any calendar year is a positive number (i.e., the Estimated Basic Operating Cost is less than the actual Basic Operating Cost for such year) Tenant shall pay to Landlord, Tenant’s Proportionate Share of the Basic Operating Cost Adjustment within thirty (30) days after presentation of Landlord’s statement. If the Basic Operating Cost Adjustment for any calendar year is a negative number (i.e., the Estimated Basic Operating Cost exceeds the actual Basic Operating Cost for such year), then Landlord shall credit Tenant’s Proportionate Share of the Basic Operating Cost Adjustment to Tenant’s payments of Estimated Basic Operating Cost hereunder, until such credit is exhausted. Should the Term commence or terminate at any time other than the first day of a calendar year, Tenant’s Proportionate Share of the Basic Operating Cost Adjustment shall be prorated for the exact number of calendar days during such calendar year that fall within the Term.

3.07         Tenant’s Right to Inspect Records. If Tenant shall have any objection to any amount charged as Basic Operating Cost hereunder, whether charged as a Basic Operating Cost Adjustment or otherwise, Tenant shall communicate its objection in writing (an “Objection Notice”) within ninety (90) days after receipt of any annual statement from Landlord given pursuant to Section 3.06 (the “Contest Period”). Any Objection Notice shall set forth the specific items of Basic Operating Cost as to which Tenant has objection, and any items not objected to by Tenant shall be deemed accepted. If Tenant shall fail to notify Landlord of any objection it may have to any item charged as Basic Operating Cost Adjustment or otherwise during the Contest Period, it shall be deemed to have irrevocably waived its right to object to any item of Basic Operating Cost not covered by an Objection Notice delivered within the Contest Period. If (a) Tenant delivers an Objection Notice showing a good faith dispute and otherwise complying with the requirements of the Paragraph, and (b) Tenant pays within the time required by this Lease any items that it does not dispute, Landlord shall, within thirty (30) days of receipt of the Objection Notice, permit Tenant’s representative, who shall be a firm that has not been retained on a contingent fee basis, to examine, at the sole expense of Tenant and at the offices of Landlord and during regular business hours, such of Landlord’s books and records pertaining directly to the determination of Basic Operating Cost with respect to the relevant Landlord’s statement. Tenant shall, promptly after request of Landlord verify, in writing, that the firm selected as its representative has not been retained on a contingent fee basis. If within forty-five (45) days after any timely inspection, Tenant notifies Landlord in writing that Tenant disputes any item(s) charged as Basic Operating Cost Adjustment, Landlord and Tenant shall attempt in good faith to resolve such dispute. If Landlord and Tenant cannot resolve such dispute within thirty (30) days of Landlord’s receipt of Tenant’s dispute notice, then a certification as to the proper amount shall be made by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm and Landlord and Tenant shall each pay fifty percent (50%) of such accountant's fees. If such certification by the accountant proves that the Basic Operating Cost Adjustment was overstated by more than five percent (5%), then Landlord shall reimburse Tenant for Tenant's portion of such accountant's fees; however, if such certification by the accountant proves that the Basic Operating Cost Adjustment was not overstated by more than five percent (5%), then Landlord shall be reimbursed by Tenant for Landlord's portion of such accountant's fees. Promptly following the parties resolution of the dispute or receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such resolution or certification. If requested by Landlord, the auditor shall, as a condition to access to Landlord’s books and records (a) affirm in writing that it has not been retained on a contingent fee basis and (b) provide an agreement in form and substance reasonably satisfactory to Landlord that it shall keep the results of any audit or review confidential, except as described in the next succeeding sentence, and that it shall not solicit business from other tenants of the Project based on the results of its review. In making any examination, Tenant and its contractors and employees conducting the examination agree, to keep confidential any and all information contained in such books and records, save and except that Tenant may disclose such information to a trier of fact in the event of any dispute between Tenant and Landlord with regard to Basic Operating Cost, provided that Tenant shall stipulate to such protective or other orders in any relevant proceeding as may be reasonably required to preserve the confidentiality of such information. Tenant agrees that money damages may be insufficient in the event that a breach of this provision occurs or is imminent and agrees that Landlord may obtain injunctive relief to enforce this provision and prevent a disclosure of any information covered hereby. The foregoing notwithstanding, Tenant shall not have the right to inspect such books and records during any period when there exists an event of default under this Lease.

Article 4

Landlord Covenants

4.01         Basic Services. Landlord shall operate the Project to a standard of quality consistent with that of similar office projects in Bellevue, Washington, and shall provide the following (referred to herein as “Basic Services”):

(A)         Furnish Tenant during Tenant’s occupancy of the Leased Premises:

(1)         Access to the Leased Premises and the Building’s fitness center and locker rooms (so long as the same are provided by Landlord, and Landlord shall have no obligation to provide the same) twenty-four (24) hours per day, seven (7) days per week, subject to the Building Rules and Regulations attached hereto as Exhibit C and incorporated herein, as amended from time to time as permitted in this Lease, and except as access may be restricted in connection with emergencies, any matters beyond the reasonable control of Landlord and Landlord’s reasonable security and safety precautions, consistent with the practices of Landlords of similar “Class-A” office buildings. Without limiting the foregoing, Landlord may close the Building temporarily in the case of riot, disaster, public disturbance, or other cause, and as reasonably necessary to perform any inspection of the Building and for the safety of the Building’s occupants. Notwithstanding the foregoing, Tenant’s right to use and access the fitness center, locker rooms and conference room (so long as the same are provided by Landlord, and Landlord shall have no obligation to provide the same) shall be at no additional cost to Tenant during the Term and any extensions thereof.

(2)         Hot and cold water at those points of supply provided for general use of other tenants in the Project for domestic washroom, drinking and kitchenette purposes; central heat and air conditioning in season, during Normal Business Hours and in such amounts as are considered by Landlord to be standard for the Building or as may be permitted or controlled by applicable laws, ordinances, rules and regulations.

(3)         Maintenance, repairs, structural and exterior maintenance (including exterior glass and glazing), painting and electric lighting service for all Common Areas and other public areas and special service areas of the Project in the manner and to the extent deemed by Landlord to be standard for the Project, subject to the limitation contained in Section 4.05.

(4)         Janitorial service in an amount consistent with normal office use of the Leased Premises five (5) days a week, excluding holidays.

(5)         An electrical system to convey power delivered by public utility providers selected by Landlord in amounts sufficient for normal office operations as provided in similar office buildings, but not to exceed a total allowance of sixteen (16) watts per square foot of Net Rentable Area during Normal Business Hours (which includes an allowance for lighting of the Leased Premises at the maximum wattage per square foot of Net Rentable Area permitted under applicable laws, ordinances, orders, rules and regulations), provided that no single item of electrical equipment consumes more than 0.5 kilowatts at rated capacity or requires a voltage other than 120 volts, single phase. If Tenant’s electrical requirements, as estimated by Landlord based upon rated capacity, or based upon consumption, shall exceed the amount Landlord is required to provide hereunder, then if Landlord shall agree to supply such excess requirements, Tenant shall pay the full cost to Landlord to supply such excess, based on the Building Standard Rate for such services and the amount of such excess use as either (a) reasonably estimated by Landlord or (b) measured by any meter showing electrical consumption at the Leased Premises. If Landlord shall reasonably believe that Tenant shall be consuming electricity in amounts in excess of the amounts Landlord is required to supply pursuant to the foregoing, Landlord shall provide written notice to Tenant and if such usage in excess of the amounts Landlord is obligated to supply hereunder shall continue for thirty (30) days after such notice, Landlord shall have the option to cause a meter to be installed to measure electrical consumption at the Leased Premises and Tenant shall reimburse Landlord for its expense associated with the installation of any meter and/or any costs incurred by Landlord in order to determine Tenant’s excess usage hereunder, within thirty (30) days after Landlord’s demand for such reimbursement. Tenant shall also pay additional costs incurred by Landlord to provide the requested electrical capacity to the floors on which it is required by Tenant, including, without limitation, the costs of any additional improvements or facilities or upgrades to the Building’s electrical system required to be installed to provide such excess capacity.

(6)         Initial lamps, bulbs and ballasts used in the Leased Premises.

(7)         Security service for the Project of an amount and quality specified by Landlord; provided, however that the security service shall be provided by unarmed personnel and shall not include alarm systems for a special surveillance of the Leased Premises; and provided further that Landlord shall not be liable to Tenant for any losses due to theft or burglary, personal injury, damage to property or other damages done by unauthorized persons in or on the Project.

(8)         Public elevator service serving the floors on which the Leased Premises are situated. Landlord will provide one freight elevator for use by tenants of the Building. All deliveries of machinery, equipment, furniture and other bulky items shall be subject to the Building Rules and Regulations and Landlord’s requirements with respect to the use of such freight elevators, which may include a designation of the hours during which such elevators may be used for such purposes and other requirements.

(9)         Landlord shall not be liable for damages to either person or property, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (1) deficiency in the provision of Basic Services, (2) breakdown of equipment or machinery utilized in supplying Basic Services, or (3) curtailment or cessation of Basic Services due to causes or circumstances beyond the reasonable control of Landlord. In the event that the curtailment or cessation of Basic Services to the Leased Premises is within Landlord’s reasonable control and due to the active negligence of Landlord or willful misconduct of Landlord and continues for a period of three (3) or more consecutive business days, then Tenant may, as Tenant’s sole remedy, abate the Rent based on the portion of the Leased Premises that are rendered unusable for the Permitted Use by such cessation or curtailment, for each day commencing on the fourth (4th) business day of such curtailment or cessation. Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Project to provide restoration of Basic Services and, where the cessation or interruption of Basic Service has occurred due to circumstances or conditions beyond Project boundaries, Landlord shall use reasonable diligence to cause the same to be restored, by diligent application or request to the provider thereof. In no event shall any mortgagee or the beneficiary under any deed of trust referred to in Section 5.10 be or become liable for any default of Landlord under this Section 4.01.

(10)        In connection with Landlord’s energy usage disclosure requirements under any applicable law, (i) Tenant hereby authorizes Landlord to obtain information regarding Tenant's utility and energy usage at the Leased Premises directly from the applicable utility providers and Tenant shall execute, within five (5) days of Landlord's request, any additional documentation required by any applicable utility provider evidencing such authorization, and (ii) within five (5) days of Landlord's request, Tenant shall provide to Landlord all requested information regarding Tenant's utility and energy usage at the Leased Premises.

4.02         Extra Services. Landlord shall provide to Tenant at Tenant’s sole cost and expense and at the higher of any applicable Building Standard Rates for such services or Landlord’s actual cost to provide such services, the following:

(A)         Extra cleaning and janitorial services above the Building standard for comparable office users required if Tenant Improvements are not consistent in quality and quantity with the Base Tenant Improvements, or if Tenant uses such services in excess of the use associated with comparable office users.

(B)         Additional air conditioning and ventilating capacity required by reason of any electrical, space heating equipment, high wattage equipment data processing or other equipment or facilities or services required to support the same, or for any other reason, in excess of that which would be normally required for the Base Tenant Improvements.

(C)         Maintain and replace lamps, bulbs, and ballasts after initial installation.

(D)         Heating, ventilation, air conditioning or electrical, lighting and mechanical services provided by Landlord to Tenant during hours other than Normal Business Hours, said heating, ventilation, air conditioning or electrical, lighting and mechanical services to be furnished in accordance with Landlord’s standard practices for the Building and solely upon the prior written request of Tenant given with such advance notice as Landlord may require pursuant to its rules and regulations for the Building.

(E)         Repair and maintenance service which is the obligation of Tenant hereunder, if Landlord is requested by Tenant to make such repairs, or to the extent provided by Landlord after a failure of Tenant to make such repairs pursuant to Section 4.05 hereof.

(F)         Any Basic Service not specifically provided above, in amounts determined by Landlord to exceed the amounts required to be provided by Landlord under Section 4.01(A), provided Landlord shall have no obligation to provide such additional or excess service.

Tenant shall pay Landlord the amount charged by Landlord pursuant to the terms hereof, within thirty (30) days following presentation of an invoice therefor by Landlord to Tenant. The cost chargeable to Tenant for all extra services shall constitute Additional Rent.

4.03         Window Coverings. Tenant shall not place or maintain any window coverings, blinds or drapes on any exterior window (other than those supplied by Landlord) without Landlord’s prior written approval which Landlord shall have the right to grant or withhold in its absolute and sole discretion. Tenant acknowledges that breach of this covenant will directly and adversely affect the exterior appearance of the Project or the operation of the heating, ventilation or air conditioning systems.

4.04         Graphics and Signage. Landlord shall provide Building standard signage, which shall include (1) the identification of Tenant’s name and suite numerals at the main entrance door to the Leased Premises, (2) one (1) line on the Building directory to display Tenant’s name and location in the Building, and (3) directory/directional signage in the elevator lobby on the floor(s) of the Building on which the Leased Premises is located. All signs, notices and graphics of every kind or character, visible in or from public corridors, the Common Area or the exterior of the Leased Premises shall be subject to Landlord’s prior written approval which Landlord shall have the right to withhold in its absolute and sole discretion. Tenant shall not be permitted to display signage using any name other than the name of Tenant under this Lease or a fictitious business name legally registered to Tenant.

4.05         Repair Obligation. Landlord’s obligation with respect to repair as part of Basic Services shall be limited to (A) the structural portions of the Building, (B) the exterior walls of the Building, including glass and glazing, (C) the roof, (D) mechanical, electrical, plumbing and life safety systems, and (E) Common Areas. Landlord shall have the right but not the obligation to undertake work of repair that Tenant is required to perform hereunder and that Tenant fails or refuses to perform in a timely and efficient manner. All costs incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with a reasonable administrative fee.

4.06         Quiet Enjoyment. Tenant shall peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof, provided that Tenant pays the Rent and performs all of Tenant’s covenants and agreements herein contained. This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of the Building.

Article 5

Tenant Covenants

5.01         Taxes on Personal Property and Tenant Extra Improvements. In addition to, and wholly apart from its obligation to pay Gross Rent, Tenant shall be responsible for, and shall pay prior to delinquency, taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of its Tenant Extra Improvements and on its interest pursuant to this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

5.02         Repairs by Tenant. Tenant shall maintain and repair the Leased Premises and keep the same in good condition and repair, reasonable wear and tear and damage by fire or other insured casualty excepted. Tenant’s obligation shall include, without limitation, the obligation to maintain and repair all non-structural walls, floor coverings, ceilings tiles and fixtures (excluding light fixtures) and to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the utility outlets and other installations in the Leased Premises or anywhere in the Project. Tenant shall repair all damage caused by removal of Tenant’s equipment, furniture or fixtures, or the removal of any Alterations (hereinafter defined) permitted or required by Landlord. If Tenant fails to make any repairs required hereunder within thirty (30) days after request by Landlord, Landlord may perform the work of maintenance and repair constituting Tenant’s obligation pursuant to this Section 5.02 and charge Tenant for same pursuant to Section 4.05 of this Lease. Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord shall be performed by contractors approved by Landlord prior to commencement of the work, in accordance with procedures Landlord shall from time to time establish and shall be of a finish and quality consistent with the appearance of the Project as a first-class office Project.

5.03         Waste or Damage. Tenant shall not commit or allow any waste or damage to be committed in any portion of the Leased Premises.

5.04         Assignment or Sublease.

(A)         If Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof, Tenant shall give Landlord written notice of such intent. Tenant’s notice shall be accompanied by a copy of the proposed agreements between Tenant and the proposed assignee or subtenant. Tenant shall provide Landlord with (1) any additional information or documents reasonably requested by Landlord, within ten (10) days after receiving Tenant’s notice, and (2) an opportunity to meet and interview the proposed assignee or subtenant, if requested.

(B)         Landlord shall then have a period of twenty (20) days following such interview and receipt of such additional information (or thirty (30) days from the date of Tenant’s original notice if Landlord does not request additional information or an interview) within which to notify Tenant in writing that Landlord elects either (1) to terminate this Lease as to the space affected by any sublease or assignment hereunder, as of the date so specified by Tenant, in which event Tenant will be relieved of all further obligations hereunder as to such space as of the date specified in Landlord’s notice terminating the Lease with respect to the relevant space, (2) to take assignment of or sublet the proposed sublease premises for the term specified in the proposed sublease, subject to the terms and conditions provided in this Lease, including Rent payable hereunder, allocated based on the amount of space or the term covered by the proposed sublease or assignment, and sublet to the proposed transferee pursuant to the same terms and conditions as set forth in the proposed sublease documents submitted by Tenant, or (3) to grant or deny consent to such assignment or sublease, which such consent shall not be unreasonably withheld. If Landlord shall notify Tenant that it wishes to exercise option (1) or (2) as set forth in the foregoing sentence, Tenant may, by giving notice to Landlord within ten (10) days after it receives Landlord’s notice exercising such option, withdraw its request for a consent to an assignment or subletting hereunder. Among the factors upon which Landlord may base a withholding of consent are the following: (v) the use of the Leased Premises by such proposed assignee or sublessee would not be a Permitted Use or would not be consistent with the character or quality of the other tenancies in the Project or the character of the Building or would materially increase foot traffic in the Project or overburden the parking facilities or any other amenities of the Project, or would require Landlord to provide extra security or other services for the Project or to the Leased Premises (w) the proposed assignee or sublessee is not of at least equivalent financial condition as the financial condition of Tenant, as determined by Landlord, (x) the proposed assignee’s or sublessee’s use will involve the storage, use, treatment or disposal of any Hazardous Material, (y) the proposed assignee or sublessee is an agency or instrumentality of the state or federal government or any foreign government; or (z) any other reasonable basis that the Landlord may assert. Failure by Landlord to approve a proposed subtenant or assignee shall not cause a termination of this Lease.

(C)         If Landlord does not elect to terminate this Lease or enter into a sublease with Tenant, but consents to the proposed assignment or subletting, then Tenant shall pay to Landlord at the time it receives any such consideration, fifty percent (50%) of any rent or other consideration realized by Tenant under the sublease or assignment in excess of the Rent payable hereunder, after deduction of the reasonable cost of tenant improvements made by Tenant for the benefit of such assignee or sublessee and reasonable subletting and assignment costs, including leasing commissions.

(D)         In any subletting undertaken by Tenant, Tenant shall use commercially reasonable efforts to obtain at least fair market sublease rent for the space sublet or assigned hereunder. Tenant shall provide to Landlord, upon Landlord’s demand, true and correct copies of the documents evidencing or effecting the relevant sublease or assignment.

(E)         The provisions of this Section notwithstanding, Tenant may sublet the Leased Premises or any part thereof to an Affiliate or Parent Entity of Tenant without the necessity of obtaining the consent of Landlord. In the event that Tenant sublets the Leased Premises or any part thereof to an Affiliate or Parent Entity of Tenant in accordance with this Section 5.04(E), Tenant shall remain primarily liable with respect to its obligations under this Agreement and, as to sublettings to Affiliates, Tenant shall remain the agent of the subtenant for the purposes of this Lease, with such agent being fully authorized to act for and bind the subtenant without the necessity of confirmation or ratification by such subtenant. Such agency shall be irrevocable and for the express benefit of Landlord, and Landlord may elect to disregard any notice or other communication purporting to revoke any such agency. Tenant shall provide Landlord with notice identifying any successor Affiliate or Parent Entity under this provisions (which shall include a certified copy of the organizational documents of such entity and evidence of qualification to do business in Washington, if such entity is not a Washington entity), together with a copy of the assumption documentation required under subparagraph (G) of this Section, within thirty (30) days after any transfer under this subparagraph (E).

(F)         Any transfer of more than 25% in the aggregate over the term of this Lease of the stock, general partnership interests, beneficial interest or other ownership interest or voting rights in the management of Tenant or any transfer of this Lease or any interest therein to a Successor of Tenant shall be deemed to effect an assignment or sublease under this Lease, unless such transfer is a transfer of the publicly traded shares of Tenant in a transaction or series of transactions not intended to effect a change in the management or control of Tenant.

(G)         No assignment, deemed assignment or subleasing under this Lease shall relieve Tenant of any obligation under this Lease. Any assignment or subletting that conflicts with the provisions hereof shall be void. No consent by Landlord to any subletting or assignment shall constitute a consent to any other assignment or subletting nor shall it constitute a waiver of any of the provisions of this Section 5.04 as they apply to any such future sublettings or assignments. Any person who shall succeed to all or a portion of Tenant’s interest in the Leased Premises hereunder shall agree in writing to assume all of the obligations of Tenant under this Lease with respect to any space so assigned or sublet, and Tenant shall provide a copy of such instrument of assumption promptly after Landlord’s approval of any such assignment or subletting, or in the case of a transfer to an Affiliate or Parent Entity, at the time provided in subparagraph (E) of this paragraph. Any and all sublease documents delivered to Landlord under this paragraph shall provide that, if this Lease is terminated for any reason, Landlord may elect, by written notice to the relevant subtenant in its sole discretion, that such sublease be deemed to be a direct lease with Landlord and Tenant shall pay the rentals thereunder directly to Landlord from and after the date of such notice. Each sublease shall provide that if requested by Landlord, the subtenant thereunder shall execute such documents and instruments as Landlord shall require in connection with any conversion of such sublease to a direct Lease, that do not alter or modify the economic terms of the sublease, to evidence such direct lease. Each sublease shall provide that further assignments or sublettings thereunder shall be prohibited. Unless otherwise expressly agreed by Landlord in any consent all rights of expansion, or rights to extend or renew the Term of this Lease shall be deemed personal to Tenant and shall not inure to the benefit of any sublessee hereunder.

(H)         Any improvements, additions, or alterations to the Building or the Project that are required by any law, ordinance, rule or regulation as a result of any subletting or assignment hereunder, shall be installed and provided without cost or expense to Landlord.

(I)         Landlord may hire outside consultants to review all assignment and subletting documents and information. Tenant shall pay to Landlord all of Landlord’s allocated or out of pocket costs incurred in reviewing any requested assignment, including reasonable attorneys’ fees, on demand.

(J)         Without liability to Tenant, Landlord shall have the right to offer and to lease space in the Building, or in any other property, to any party, including without limitation parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, concerning assignment or subletting the Leased Premises, or any portion thereof.

5.05         Alterations, Additions, Improvements.

(A)         Tenant shall not make or allow to be made any alterations, additions or improvements in or to the Leased Premises (collectively, “Alterations”) without obtaining the prior written consent of Landlord. Notwithstanding the foregoing, Landlord agrees it shall not unreasonably withhold its consent to any alteration consisting of repainting and/or recarpeting of the Leased Premises to a fit, color and finish reasonably consistent with Landlord’s Building standards, or the installation of any trade fixtures of Tenant that are not affixed to the Leased Premises, provided the cost of any such Alteration shall not exceed $10,000. In determining whether or not to consent to proposed Alterations, Landlord shall have the right (without limitation) to review plans and specifications for proposed Alterations, construction means and methods, for consistency with the quality and character of the Building, the identity of any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work. Tenant shall supply to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder. Landlord may hire outside consultants to review such documents and information and Tenant shall pay to Landlord, within thirty (30) days after demand, Landlord’s allocated or out of pocket costs incurred in reviewing matters related to the Alterations, including attorneys’ and consultants’ fees, and a construction administration fee that shall be reasonable in comparison to the rates charged by landlords of Comparable Buildings for administration of tenant alteration construction. Any fee charged by Landlord for supervision and administration of the installation of Alterations hereunder, shall not be deemed to be “income” for purposes of calculating management cost recovery under Section 3.05(A)(6). All Alterations permitted hereunder shall be made and performed by Tenant. If any such Alteration is performed by Landlord, Tenant shall reimburse Landlord for its cost of making any such alteration, provided the rates charged by Landlord’s contractor shall be reasonably competitive with rates charged by other contractors in the area of the Building. At the time Landlord consents to any Alterations hereunder, it shall indicate in such consent whether the relevant Alterations shall be required to be removed by Tenant at the expiration of the Term or earlier termination of this Lease. Any Alterations not so required to be removed shall become the property of Landlord upon expiration or termination of the Term.

(B)         If Tenant installs any telecommunications lines or data lines or network or other cabling in the Leased Premises (collectively, “Cabling”), then whether or not the installation of such Cabling requires the consent of Landlord hereunder, Tenant shall install such Cabling only in accordance with the Rules and Regulations of the Building as in effect from time to time with respect to the installation of such Cabling. Without limiting the foregoing, any such Cabling shall be clearly labeled by a tag affixed to each line or cable installed by Tenant that shall identify the cable as Tenant’s cable and shall indicate the date of installation.

5.06         Liens. Tenant shall keep the Leased Premises and the Project free from any liens arising from any cause whatsoever directly or indirectly attributable to the activities of Tenant or its contractors, agents, or sublessees or assignees. Tenant shall, within ten (10) business days following receipt of notice or actual knowledge of the imposition of any such lien, cause such lien to be released of record by payment or posting of a bond fully satisfactory to Landlord in form and substance, and otherwise in the amount required to bond against any relevant lien by statute. Landlord shall have the right at all times to post and keep posted on the Leased Premises any notices permitted or required by law, or that Landlord shall deem proper for the protection of Landlord, the Leased Premises, the Project and any other party having an interest therein, from mechanics’, materialmen’s and other liens. In addition to all other requirements contained in this Lease, Tenant shall give to Landlord at least ten (10) business days prior written notice before commencement of any construction on the Leased Premises and shall give the Landlord adequate access to the Leased Premises for the purposes of posting notices of nonresponsibility or other notices provided by applicable law or appropriate in the judgment of Landlord.

5.07         Compliance with Laws and Insurance Standards.

(A)         Tenant shall comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) related to the use, condition or occupancy of the Leased Premises, regardless of when they become effective, including, without limitation, all Hazardous Materials Laws. Tenant shall promptly cure and satisfy all Hazardous Materials Claims arising out of or by reason of the activities or businesses of Tenant, its sub-tenants, or the agents, contractors, businesses or employees of Tenant or any sub-tenant. Nothing done by Tenant in its use or occupancy of the Leased Premises shall create, require or cause imposition of any requirement by any public authority for structural or other upgrading of or improvement to the Project.

To the extent that compliance is required under applicable law (including the ADA), Landlord shall be responsible for all costs and expenses of making any and all changes, alterations or improvements necessary in order to put the Project (other than the Leased Premises) in compliance with applicable laws, subject to inclusion in Basic Operating Cost, unless any such changes, alterations or improvements necessary in order to put any portion of the Project outside the Leased Premises in compliance with all applicable laws is triggered by Tenant’s specific use of the Leased Premises (as opposed to general office use) or by Tenant’s construction of any Alterations, in which case Tenant shall reimburse Landlord for such compliance costs within thirty (30) days of receipt of Landlord’s invoice therefor.

(B)         Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that is disreputable or productive of fire hazard, or permit anything to be done that would increase the rate of fire or other insurance coverage on the Project and/or its contents. If Tenant does or permits anything to be done in the Leased Premises or Building that shall increase the cost of any insurance policy required to be carried hereunder, then Tenant shall reimburse Landlord, upon demand, for any such additional premiums. Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed. Tenant shall comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) related to the use, condition or occupancy of the Leased Premises, regardless of when they become effective, including, without limitation, all applicable federal, state and local laws, regulations or ordinances pertaining to air and water quality, Hazardous Materials, waste disposal, air emissions and other environmental matters. Nothing done by Tenant in its use or occupancy of the Leased Premises shall create, require or cause imposition of any requirement by any public authority for structural or other upgrading of or improvement to the Project.

5.08         Entry for Repairs, Inspection, Posting Notices, Etc. After twenty-four (24) hours prior notice (except in emergencies where no such notice shall be required), Landlord, its agents and representatives, shall have the right to enter the Leased Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs to or alterations of the Project or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Project or to exhibit the Leased Premises to prospective tenants, purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations during any such entry. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry.

5.09         No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors without creating any nuisance, or interfering with, annoying, endangering or disturbing any other tenant or Landlord in its operation of the Project. Tenant shall not place any loads upon the floor, walls or ceiling of the Leased Premises that endanger the structure or exceed the rated capacity of any portion of the Project to carry. Tenant shall not place any harmful liquids or Hazardous Material in the drainage system of the Building.

5.10         Subordination, Nondisturbance, Attornment. This Lease and the rights of Tenant hereunder shall be subject and subordinate to the lien of any mortgage, deed of trust or ground lease hereafter placed upon, affecting or encumbering the Project or any part thereof or interest therein, and to any and all advances made thereunder, interest thereon or costs incurred in connection therewith and any modifications, renewals, supplements, consolidations and replacements thereof. As a condition of any such subordination to a future mortgage, deed of trust or ground lease, however, the holder of or beneficiary under any such encumbrance shall agree that Tenant shall not be disturbed in its possession, by reason of a foreclosure under any such mortgage or deed of trust or termination of any ground lease, subject to the conditions set forth below. Without the consent of Tenant, the holder of any such mortgage or deed of trust or the beneficiary thereunder or ground lessor shall have the right to elect to be subject and subordinate to this Lease, such subordination to be effective upon such terms and conditions as such holder or beneficiary may direct. Tenant shall execute any documents or instruments required to effectuate the provision of this paragraph within twenty (20) days after request by Landlord. Notwithstanding any foreclosure or sale under any such mortgage or deed of trust (or deed in lieu thereof), or termination of any ground lease, this Lease shall remain in full force and effect, and Tenant shall attorn to the purchaser at any such sale or foreclosure or the grantee of any such deed (or to the ground lessor), if so requested to do so by such purchaser, or grantee or ground lessor (each, a "New Owner"), and to recognize such New Owner as the landlord under this Lease, provided such New Owner shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant, and further provided that neither such holder or beneficiary nor such New Owner shall in any event be: (a) liable for any act or omission of any prior landlord (including Landlord); (b) obligated to cure any defaults of any prior landlord (including Landlord) which occurred prior to the time that such New Owner succeeded to the interest of such prior landlord under this Lease; (c) subject to any offsets or defenses which Tenant may be entitled to assert against any prior landlord (including Landlord); (d) bound by any payment of rent or additional rent by Tenant to any prior landlord (including Landlord) for more than one month in advance; (e) bound by any amendment or modification of this Lease made without the written consent of such holder or beneficiary or such New Owner; or (f) liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord (including Landlord), whether or not still held by such prior landlord, unless and until such holder or beneficiary or such New Owner has actually received for its own account as landlord the full amount of such security deposit. Tenant agrees that it is foreseeable that any prospective lender or ground lessor will require Tenant to execute a subordination nondisturbance agreement hereunder as a condition to any ground lease or financing and hereby agrees that it will indemnify, defend and hold Landlord harmless from and against any and all damages arising from Tenant’s failure to comply with this Section, including loss of any financing or ground lease transaction.

5.11         Estoppel Certificate. Within ten (10) days following Landlord’s request, Tenant shall execute Estoppel certificates addressed to (A) any mortgagee or prospective mortgagee of Landlord or, (B) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, on a form specified by Landlord, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require. Tenant agrees that it is foreseeable that any prospective lender, purchaser or ground lessor will require Tenant to execute an estoppel certificate hereunder as a condition to any purchase or financing and hereby agrees that it will indemnify, defend and hold Landlord harmless from and against any and all damages arising from Tenant’s failure to comply with this Section, including any loss of a financing or purchase transaction.

5.12         Tenant’s Remedies. Tenant shall look solely to Landlord’s interest in the Project for recovery of any judgment from Landlord. Landlord, or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a corporation its directors, officers or shareholders, shall never be personally liable for any such judgment. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust to which Section 5.10 applies or may apply.

5.13         Rules and Regulations. Tenant shall comply with the Building Rules and Regulations for the Project attached as Exhibit C and such non-discriminatory amendments thereto as Landlord may adopt from time to time. Landlord will provide Tenant with written notice of any amendment to the Building Rules and Regulations.

5.14         Prohibition and Indemnity with Respect to Hazardous Material. Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord, except such materials in such amounts as commonly found in business offices and in strict accordance with applicable laws. If Tenant breaches the obligations stated in the preceding sentence, or if contamination of the Leased Premises by Hazardous Material occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, or if Tenant’s activities or those of its contractors, agents, employees, businesses (or those of its subtenants) result in or cause a Hazardous Materials Claim, then Tenant shall indemnify, defend, protect and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Leased Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Leased Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) which arise during or after the Lease term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises. The foregoing indemnity shall survive the expiration or earlier termination of this Lease..

5.15         Surrender of Leased Premises on Termination.

(A)         On or before the sixtieth (60th) day preceding the Term Expiration Date, Tenant shall notify Landlord in writing of the precise date upon which Tenant plans to surrender the Leased Premises to Landlord. On expiration of the Term, Tenant shall quit and surrender the Leased Premises to Landlord, broom clean, in good order, condition and repair as required by Section 5.02, with all of Tenant’s movable equipment, furniture, trade fixtures and other personal property removed therefrom, and any Alterations that are required to be removed by Tenant under Section 5.05 hereof removed from the Leased Premises. Unless Landlord requires their removal, all Tenant Improvements shall remain in the Leased Premises. Such Tenant Improvements and any Alterations that Landlord required in a consent remain on the Leased Premises upon expiration of the Term, shall become property of Landlord. Any property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to (i) be abandoned by Tenant and become the property of Landlord, if Landlord so elects, or (ii) Landlord may, in its discretion, if such property is of a nature that it is required to be removed hereunder, elect to store such property in Tenant’s name at Tenant’s expense for such period as Landlord shall deem appropriate in its discretion, and/or dispose of the same, in each case at the sole costs and expense of Tenant in any manner that Landlord may deem appropriate, or as permitted by law. If Landlord shall elect to store any such property, Landlord may, at any time after making such election and after notice to Tenant at its last known address, elect to dispose of same in any manner authorized under this Lease or by applicable law. Tenant hereby authorizes Landlord, without liability to Tenant, to dispose of any or all property of Tenant that shall remain in the Leased Premises after any expiration or termination of the term of this Lease in such manner as Landlord shall deem reasonably appropriate, without liability to Tenant and without duty to account to Tenant for the proceeds of any such disposition.

(B)         On or before the Term Expiration Date (or earlier termination of this Lease), Tenant shall remove, at its sole costs and expense, all Cabling in the Leased Premises installed by or on behalf of Tenant, including, without limitation, any such Cabling located in the plenum or risers of the Building and restore to the Leased Premises or the Building, as the case may be, to their condition existing prior to the installation of the Cabling (“Cabling Restoration Work”). Tenant shall, at least ten (10) business days prior to the commencement of any Cabling Restoration Work, provide notice to Landlord of its intent to commence such Cabling Restoration Work. Landlord may, either after such notice, or, if no notice is provided, at any time before or after the Term Expiration Date, at its option, perform such Cabling Restoration Work at Tenant’s sole cost and expense. In the event that Tenant fails to perform the Cabling Restoration Work or fails to pay all costs of the Cabling Restoration Work (if performed by Landlord) within thirty (30) days of Tenant’s receipt of Landlord’s notice requesting Tenant’s reimbursement for or payment of such costs or otherwise fails to comply with the provision of this Section, Landlord may apply all or any portion of the Security Deposit or any other security held by Landlord for the performance of Tenant’s obligations under this Lease toward the payment of any costs or expenses relative to the Cabling Restoration Work or Tenant’s obligations under this Section. The retention or application of such Security Deposit (if any) or other security by Landlord does not constitute a limitation on Landlord’s right to seek further remedy under law or equity. The provisions of this Section shall survive the expiration or sooner termination of this Lease.

(C)         Tenant shall repair at its sole cost and expense, all damage caused to the Leased Premises or the Project by the act or omission of Tenant or any of its agents, employees, contractors, subtenants or invitees, including any damage caused by the removal of Tenant’s movable equipment or furniture and such Tenant Improvements and Alterations as Tenant shall be allowed or required to remove from the Leased Premises by Landlord; however, if such damage affects the Project outside of the Leased Premises, then Landlord shall repair the same at Tenant’s expense and in no event shall the provisions of Section 7.05 apply to Tenant’s repair or reimbursement obligations pursuant to this sentence. If the Leased Premises are not surrendered as of the end of the Term in the manner and condition herein specified, Tenant shall indemnify, defend, protect and hold Landlord harmless against all loss, liability, claim, cost or expense (including attorneys’ fees) resulting from or caused by Tenant’s delay or failure in so surrendering the Leased Premises, including, without limitation, any claims made by any succeeding tenant as a consequence of any such delay or failure of Landlord to deliver the Leased Premises, or any portion thereof, when contracted. Tenant acknowledges that Landlord will be attempting to lease the Leased Premises with any such lease to be effective upon expiration of the Term, and agrees that it is reasonably foreseeable that failure to surrender the Leased Premises could cause Landlord to incur liability to such successor tenant for which Tenant shall be responsible hereunder to the full extent thereof. Tenant shall indemnify Landlord for any and all loss cost or expense resulting from its holding over in violation of this Lease, including loss of any leasing transaction.

5.16         Security Deposit. Concurrently with execution hereof, Tenant shall pay to Landlord the Security Deposit specified in the Basic Lease Information, if any, as security for the full and faithful performance of Tenant’s obligations under this Lease. Tenant agrees and acknowledges that the Security Deposit is not an advance rent deposit or advance payment of any kind, nor any measure of Landlord’s damages upon default. Within the time provided herein after termination of the Term or earlier termination of this Lease, the Security Deposit shall be returned to Tenant, reduced by those amounts that may be required by Landlord to remedy defaults on the part of Tenant in the payment of Rent, to repair damages to the Leased Premises caused by Tenant, to clean the Leased Premises and for any other cost or expense to which Landlord may be permitted to apply such Security Deposit under this Lease and applicable law. If any amount of the Security Deposit is applied by Landlord to cure any default hereunder, then within ten (10) business days after written notice from Landlord of such application (which shall include a description of the obligation that the Security Deposit was applied to satisfy), Tenant shall deliver to Landlord a payment sufficient to increase the Security Deposit to one hundred percent (100%) of the amount specified in the Basic Lease Information. If any Security Deposit held by Landlord hereunder shall exceed the amount of Rent unpaid and outstanding as of the date of any default in the payment of Rent hereunder, then immediately on the occurrence of any default hereunder, Landlord may, in its sole discretion, apply such Security Deposit for any purpose permitted under this paragraph, or to prepayment of all or any portion of Rent for any portion of the remaining Term. Provided there shall exist no default under this Lease at the time Landlord is required to return any unused portion of the Security Deposit hereunder, any portion of the Security Deposit not applied to cure a Tenant default hereunder, for the prepayment of Rent, or for any other purpose permitted under this Lease shall be paid over to Tenant within thirty (30) days after expiration of the Term or earlier termination hereof. Landlord shall hold the Security Deposit for the foregoing purposes; provided, however, that Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest thereon. If Landlord conveys or transfers its interest in the Leased Premises, and as a part of such conveyance or transfer, assigns its interest in this Lease and Security Deposit, or any portion thereof not previously applied, the Security Deposit shall be transferred to Landlord’s successor and Landlord shall be released and discharged from any further liability to Tenant with respect to such Security Deposit. In no event shall any mortgagee or beneficiary under a mortgage or deed of trust encumbering all or any portion of the Project, or any purchaser of all or any portion of the Project at a public or private foreclosure sale under such mortgage or deed of trust, have any liability or obligation whatsoever to Tenant or Tenant’s successors or assigns for the return of all or any part of the Security Deposit in the event any such mortgagee, beneficiary or purchaser becomes a mortgagee in possession or succeeds to the interest of Landlord under this Lease unless, and then only to the extent that, such mortgagee, beneficiary or purchaser has received all or any part of the Security Deposit.

5.17         Executive Order 13224. Tenant and all persons or entities holding any equity ownership interest whatsoever in Tenant are not included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended. Neither Tenant nor any persons holding equity interest whatsoever in Tenant shall at any time during the term of the Lease be described in, covered by or specially designated pursuant to or be affiliated with any person described in, covered by or specially designated pursuant to Executive Order 13224, as amended, or any similar list issued by the Office of Foreign Asset Control (“OFAC”) or any other department or agency of the United States of America. Notwithstanding the foregoing, Tenant hereby confirms that if it becomes aware or receives any notice of any violation of the foregoing covenant and agreement (an “OFAC Violation”), Tenant will immediately (i) give notice to Landlord of such OFAC Violation, and (ii) comply with all laws applicable to such OFAC Violation, including, without limitation, Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 (collectively, the “Anti-Terrorism Regulations”), and Tenant hereby authorizes and consents to Landlord taking any and all reasonable steps Landlord deems necessary, in its sole discretion, to comply with all laws applicable to any such OFAC Violation, including the requirements of the Anti-Terrorism Regulations. Failure to comply with the Anti-Terrorism Regulations will be an event of default under this Lease. Tenant will provide such reasonable evidence as Landlord may request from time to time to evidence compliance with the foregoing.

Article 6

Condition and Operation of Building

6.01         Exhibit B Controls. Landlord’s entire obligation with respect to the improvements required to be made to the Leased Premises shall be as stated in Exhibit B. Landlord shall have no other obligation of any kind or character, express or implied, with respect to the condition of the Leased Premises, Building or Project or the suitability thereof for the Permitted Use.

6.02         Alteration of Building. Provided the same do not, on a permanent basis, materially adversely interfere with the use of or access to the Leased Premises, unless such alterations or additions are required to comply with applicable law, Landlord may, at any time and from time to time: (A) make alterations, structural modifications, seismic modifications or additions to the Building; (B) change, add to, eliminate or reduce the extent, size, shape or configuration of any aspect of the Building or its operations; (C) change the arrangement, character, use or location of corridors stairs, toilets, mechanical, plumbing, electrical or other operating systems or any other parts of the Building; and (D) change the name, number or designation by which the Building is commonly known. None of the foregoing acts shall be deemed an actual or constructive eviction of Tenant, shall entitle Tenant to any reduction of Rent or shall result in any liability of Landlord to Tenant. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Leased Premises and other portions of the Building, including, without limitation, the exclusive right to use all exterior walls, roofs and other portions of the Building for signs, notices and other promotional purposes.

Article 7

Casualty, Eminent Domain and Miscellaneous Matters

7.01         Landlord’s Casualty Insurance. Landlord shall procure and maintain the following:

(A)         All risk property insurance on the Project. Landlord shall not be obligated to insure any furniture, equipment, trade fixtures, machinery, goods, or supplies which Tenant may keep or maintain in the Leased Premises or any alteration, addition, or improvement which Tenant may make upon the Leased Premises. In addition, Landlord may elect to secure and maintain rental income insurance. If the annual cost to Landlord for such property or rental income insurance exceeds the standard rates because of the nature of Tenant’s operations, Tenant shall, upon receipt of appropriate invoices, reimburse Landlord for such increased cost.

(B)         Commercial general liability insurance, which shall be in addition to, and not in lieu of, insurance required to be maintained by Tenant. Tenant shall not be included as an additional insured on any policy of liability insurance maintained by Landlord. Landlord shall maintain, or cause to be maintained, a policy or policies of insurance covering the Building with any applicable premiums thereon fully paid in advance, in such amount as Landlord may determine in its reasonable discretion, which shall be generally consistent with the practices of Landlords of similar properties in the area of the Building. Landlord may satisfy all or part of its obligations under this Article 7 through one or more blanket policies of insurance or through self-insurance. The coverages maintained by Landlord hereunder may include earthquake loss if Landlord elects to maintain such coverage. Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies not covered by this Lease that Tenant may keep or maintain in the Leased Premises, or any Tenant Extra Improvements or Alterations that Tenant may make upon the Leased Premises. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates charged by Landlord’s insurer because the nature of Tenant’s operations result in extra-hazardous or higher than normal risk exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium.

7.02         Tenant's Liability Insurance.

(A)         Without in any way limiting Tenant's liability pursuant to Section 7.02 below, Tenant shall, at its sole cost and expense, obtain and keep in force during the term of this Lease and any extensions thereof the following insurance policies:

(1)         Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Leased Premises and the Project. Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$1,000,000
General Aggregate	$2,000,000
Products/Completed Operations Aggregate	$1,000,000
Personal and Advertising Injury Liability	$1,000,000
Fire Damage Legal Liability	$100,000
Medical Payments	$5,000

Any general aggregate limit shall apply on a per location basis. Tenant’s commercial general liability insurance shall include Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives, as additional insureds. This coverage shall be written on the most current ISO CGL form, shall include contractual liability, premises-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.

(2)         Business automobile liability insurance covering owned, hired and non-owned vehicles with minimum limits of $1,000,000 combined single limit per occurrence.

(3)         Workers’ compensation insurance in accordance with the laws of the state in which the Leased Premises are located with employer’s liability insurance in an amount not less than $1,000,000.

(4)         Umbrella/excess liability insurance, on an occurrence basis, that applies excess of the required commercial general liability, business automobile liability, and employer’s liability policies with the following minimum limits:

Each Occurrence	$2,000,000
Annual Aggregate	$2,000,000

These limits shall be in addition to and not including those stated for the underlying commercial general liability, business automobile liability, and employers liability insurance required herein. Umbrella/Excess liability policies shall contain an endorsement stating that any entity qualifying as an additional insured on the insurance stated in the Schedule of Underlying Insurance shall be an additional insured on the umbrella/excess liability policies, and that they apply immediately upon exhaustion of the insurance stated in the Schedule of Underlying Insurance as respects the coverage afforded to any additional insured. The umbrella/excess liability policies shall also provide that they apply before any other insurance, whether primary, excess, contingent or on any other basis, available to an additional insured on which the additional insured is a named insured (which shall include any self-insurance), and that the insurer will not seek contribution from such insurance.

(5)         All risk property insurance including theft, sprinkler leakage and boiler and machinery coverage on all of Tenant’s trade fixtures, furniture, inventory and other personal property in the Leased Premises, and on any alterations, additions, or improvements made by Tenant upon the Leased Premises all for the full replacement cost thereof. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of Tenant’s improvements, alterations, and additions to the Leased Premises. Landlord shall be named as loss payee with respect to alterations, additions, or improvements of the Leased Premises where the tenant cannot remove at the end of the lease term wherein ownership then reverts to the Landlord.

(6)         Business income and extra expense insurance with limits not less than one hundred percent (100%) of all income and charges payable by Tenant under this lease for a period of twelve (12) months.

(B)         All policies required to be carried by Tenant hereunder shall be issued by an insurance company licensed or authorized to do business in the state in which the Project is located with a rating of at least “A-: X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein. Liability insurance maintained by Tenant shall be primary coverage on behalf of Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives and any policies of Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives shall be non contributory. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery or possession of the Leased Premises and ten (10) days following each renewal date. Certificates of insurance shall evidence that Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives are included as additional insureds on liability policies and that Landlord is included as loss payee on the property insurance as stated in section (A)(5) above. Further, each policy shall contain provisions giving Landlord and each of the other additional insureds at least thirty (30) days prior written notice of cancellation, non-renewal or material change in coverage.

(C)         In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to the Term Commencement Date and thereafter during the Term, within ten (10) days following Landlord’s request thereof, and thirty (30) days prior to the expiration of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.

(D)         The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Section 7.04 below. Any deductibles selected by Tenant shall be the sole responsibility of Tenant.

(E)         Tenant insurance requirements stipulated in Section 7.02 are based upon current industry standards. Landlord reserves the right to require additional coverage or to increase limits as industry standards change.

7.03         Tenant’s Contractor's Insurance. Should Tenant engage the services of any contractor to perform work in the Leased Premises, Tenant shall ensure that such contractor carries commercial general liability, business automobile liability, umbrella/excess liability (following form), worker’s compensation and employers liability coverages in substantially the same amounts as are required of Tenant under this Lease. Contractor shall include Landlord, its trustees, officers, directors, members, agents and employees, Landlord’s mortgagees and Landlord’s representatives as additional insureds on the liability policies required hereunder. All policies required to be carried by any contractor shall be issued by and binding upon an insurance company licensed or authorized to do business in the state in which the Project is located with a rating of at least “A-: X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Leased Premises. Further, each policy will contain provisions giving Landlord and each of the other additional insureds with at least thirty (30) days’ prior written notice of any cancelation, non-renewal or material change in coverage. The above requirements shall apply equally to any subcontractor engaged by contractor.

7.04         Indemnity and Exoneration.

(A)         Tenant shall, to the fullest extent permitted by law, indemnify, defend with counsel acceptable to Landlord, and hold harmless Landlord, its advisor, its property manager, and Landlord's employees, agents, partners, officers, directors, and shareholders from and against any and all claims, damages, losses, liabilities, penalties, judgments, and costs and expenses (including, without limitation, attorneys' fees) and any suit, action, or proceeding brought pursuant thereto (collectively, "Claims"), including Claims for property damage, or personal injury including death, arising out of (i) Tenant's use of the Leased Premises, or any part thereof, or any activity, work, or other thing done in or about the Leased Premises, (ii) any activity, work, or other thing done by Tenant or permitted to be done by Tenant in or about the Project, or any part thereof, (iii) any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease (including, without limitation, a failure to maintain insurance as provided in Section 7.02, or (iv) any act or negligence of Tenant or Tenant’s agents, employees, contractors, subtenants, assignees, invitees or licensees (collectively, the “Tenant Parties”). Tenant's duty of indemnity pursuant to this Section 7.04 shall include any Claims caused by the negligence of Landlord's employees, agents, partners, officers, directors, or shareholders, but shall exclude Claims arising from the gross negligence or willful misconduct of Landlord, its advisor, its property manager, and Landlord's employees, agents, partners, officers, directors, or shareholders.

(B)         The indemnity herein shall extend to the costs and expenses incurred by Landlord for administrative expenses, consultant fees, expert costs, investigation expenses and costs incurred in settling indemnified claims, whether such costs occurred before or after any litigation is commenced. The indemnity herein shall survive the termination of this Lease and shall continue in effect until any and all claims, actions or causes of action with respect to any of the matters indemnified against are fully and finally barred by the applicable statute of limitations. In no event shall any of the insurance provisions set forth in Section 7.02 of this Lease be construed as a limitation on the scope of indemnification set forth herein.

(C)         Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to or loss of property or injury or death to person in, upon, or about all portions of the Project from any cause, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord's agents, and Tenant hereby waives all claims in respect thereof against Landlord. Landlord or its agents shall not be liable for any damage to or loss of property entrusted to employees of any part of the Project nor for loss of or damage to any property by theft or otherwise, nor for any injury or death of persons or damage to or loss of property or any equipment, appliances, or fixtures therein, resulting from any accident, casualty, or condition occurring in or about any portion of the Project, or from any other cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord's agents. Landlord or its agents shall not be liable for interference with the light or other incorporeal hereditaments, nor, except as otherwise expressly provided in this Lease, shall Landlord be liable for any latent defect in the Leased Premises or in the Building. Notwithstanding any other provision of this Lease, in no event shall Landlord have any liability for loss of business (including, without limitation, lost profits) by Tenant. Tenant shall give prompt written notice to Landlord in case of fire or accident in the Leased Premises or in the Building or of defects therein or in the fixtures or equipment.

(D)         Landlord will not be responsible for or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the Leased Premises or any part of the Building or for any loss or damage resulting to Tenant or its property from burst, stopped or leaking water, gas, sewer or steam pipes or falling plaster, or electrical wiring or for any damage or loss of property within the Leased Premises from any causes whatsoever, including but not limited to theft, and/or acts or threatened acts of terrorism, damage or injury due to mold, excepting only losses or damages resulting from the gross negligence or willful misconduct of Landlord. Notwithstanding anything to the contrary in this Lease, Landlord will not be liable under any circumstances to Tenant for any incidental or consequential damages.

(E)         If, by reason of any act or omission of Tenant or the Tenant's Parties, Landlord is made a party defendant to any litigation concerning this Lease or any part of the Project, Tenant shall indemnify, defend with counsel acceptable to Landlord, and hold harmless Landlord from any liability and damages, costs and expenses incurred by (or threatened against) Landlord as a party defendant, including attorneys' fees.

7.05         Waiver of Subrogation Rights. Notwithstanding anything to the contrary in this Lease (except as set forth in Section 5.15(C) above), Landlord waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of the Leased Premises to the extent that Landlord’s property insurance policies then in force insure against such damage or destruction and permit such waiver and only to the extent of insurance proceeds actually received by Landlord for such damage or destruction. Notwithstanding anything to the contrary in this Lease, Tenant waives any and all rights of recovery against Landlord for or arising out of damage to or destruction of any property of Tenant to the extent that Tenant’s property insurance policies then in force or the policies required by this Lease, whichever is broader, insure against such damage or destruction.

7.06         Condemnation and Loss or Damage.

(A)         If the Leased Premises or any portion of the Project shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises untenantable, as reasonably determined by Landlord, this Lease shall, at the option of either party, forthwith cease and terminate as of the date of taking. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon; provided, however, that Landlord shall cooperate with Tenant if Tenant seeks to recover at its cost and expense, proceeds, damages or awards paid to compensate for damage to or taking of Tenant Extra Improvements for which Tenant has paid hereunder, and any such amounts recovered shall be paid to Tenant.

(B)         If a temporary taking of a portion of the Leased Premises occurs, there shall be no abatement of Rent and Tenant shall remain fully obligated for performance of all of the covenants and obligations on its part to be performed pursuant to the terms of this Lease. All proceeds awarded or paid with respect thereto shall belong to Tenant.

7.07         Damage and Destruction. If a fire or other casualty in the Leased Premises occurs, Tenant shall immediately give notice thereof to Landlord. In the event of a fire or other casualty in the Project, the following provision shall then apply:

(A)         If the damage is limited solely to the Leased Premises and the Leased Premises can be made tenantable with all damage repaired within six (6) months from the date of damage or destruction, then Landlord shall diligently rebuild the same. If Landlord rebuilds the Leased Premises, Tenant shall repair and restore Tenant Extra Improvements and any Alterations consented to by Landlord or, at Landlord’s election, Landlord may repair and rebuild the Tenant Extra Improvements and any Alterations consented to by Landlord, at Tenant’s expense, and if Landlord so elects and if requested by Landlord, Tenant shall assign any right it may have to be paid insurance proceeds on account of such loss directly to Landlord.

(B)         If portions of the Project outside the boundaries of the Leased Premises are damaged or destroyed (whether or not the Leased Premises are also damaged or destroyed) and the Leased Premises and the Project can both be made tenantable with all damage repaired within six (6) months from the date of damage or destruction, and provided that Landlord determines that such reconstruction is economically feasible considering the insurance proceeds available for such rebuilding, then Landlord shall be obligated to do so; provided, however, that Landlord shall have no obligation to repair or restore Tenant Extra Improvements or Alterations unless Landlord elects to do so at Tenant’s expense as provided in Section 7.07(A).

(C)         If neither subparagraph 7.07(A) nor 7.07(B) above applies, Landlord shall notify Tenant within sixty (60) days after the date of such damage and destruction and either Tenant or Landlord may terminate this Lease within thirty (30) days after the date of such notice; provided, however, that Landlord shall have the right to elect to reconstruct the Project and the Leased Premises, in which event Landlord shall notify Tenant within said sixty (60) day period and Tenant shall thereupon have no right to terminate this Lease.

(D)         During any period when Tenant’s use of the Leased Premises is significantly affected by damage or destruction, Gross Rent shall abate proportionately based on the portion of the Leased Premises rendered unusable by such damage or destruction, until such time as the Leased Premises are made tenantable as reasonably determined by Landlord, and no portion of the Rent so abated shall be subject to subsequent recapture; provided, however, that there shall be no such abatement except to the extent that the amount thereof is compensated for and recoverable from the proceeds of rental abatement or business interruption insurance maintained by Landlord with respect to this Lease, the Leased Premises or the Project.

(E)         The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Base Tenant Improvements or any other element, component or property insured by Landlord shall belong to and be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon. If this Lease is terminated by either party as a consequence of a casualty in accordance with any of the provisions of this Section 7.07, all proceeds of insurance required to be maintained either by Landlord shall be paid to Landlord, subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon. Tenant may retain all proceeds of insurance payable in connection with Tenant’s Extra Improvements any Alterations and Tenant’s trade fixtures, furnishings, equipment and all other items of personal property of Tenant.

(F)         If the Leased Premises, or any part thereof, or any portion of the Building necessary for Tenant’s use of the Leased Premises, are damaged or destroyed during the last twelve (12) months of the Term, or any extension thereof, Landlord or Tenant may terminate this Lease by giving written notice thereof to the other party within thirty (30) days after the date of the casualty, in which case this Lease shall terminate as of the date of the casualty.

(G)         Except to the extent expressly provided in this Lease, nothing contained in this Lease shall relieve Tenant of any liability to Landlord or to its insurance carriers that Tenant may have under law or under the provisions of this Lease in connection with any damage to the Leased Premises or the Building by fire or other casualty.

(H)         The provisions of this Lease, including this Section 7.07, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Leased Premises, the Building or any other portion of the Project, and any statute, regulation or case law of the State of Washington with respect to termination rights arising from damage or destruction shall have no application to this Lease or any damage or destruction to all or any part of the Leased Premises, the Building or any other portion of the Project.

7.08         Default by Tenant.

(A)         Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(1)         Intentionally Omitted;

(2)         Nonpayment of Rent. Failure to pay any installment of Gross Rent or items of Additional Rent, upon the date when payment is due, such failure continuing for a period of five (5) days after Tenant’s receipt of written notice that the same is past due;

(3)         Anti-Terrorism Requirements. Tenant’s failure to comply with any provision of Section 5.17 hereof shall be an immediate event of default, without any requirement of notice.

(4)         Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in Sections 7.08(A)(1) (2) or(3), such failure continuing for fifteen (15) business days after written notice of such failure (or such longer period as is reasonably necessary to remedy such default, provided that Tenant shall continuously and diligently pursue such remedy at all times until such default is cured, up to a maximum of ninety (90) days);

(5)         General Assignment. A general assignment by Tenant for the benefit of creditors;

(6)         Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. If under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

(7)         Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Leased Premises, if such receivership remains undissolved for a period of ten (10) business days after creation thereof;

(8)         Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, or attachment or seizure of any substantial equity or other ownership interest in Tenant, to the extent that a transfer pursuant to such an attachment would be deemed to be an assignment of this Lease under Section 5.04 hereof, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) business days after the levy thereof;

(9)         Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

Any notice required under this Section 7.08(A) shall be in lieu of, and not in addition to, any notice required under any applicable law.

(B)          Remedies Upon Default.

(1)         Termination. If an event of default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of the applicable grace periods specified herein) to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination. Tenant stipulates and agrees that if it shall not be conducting its business from the Leased Premises after the expiration of any period specified in any default notice delivered by Landlord, it shall be reasonable for Landlord to conclude, and Tenant shall, without further notice from Landlord, including, without limitation, any notice under any applicable law, the benefits of which Tenant hereby expressly waives, be deemed to have made an irrevocable election to abandon possession of the Leased Premises.

(2)         Continuation After Default. Even though Tenant has breached this Lease and/or abandoned the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 7.08 hereof, and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord at law or in equity. Acts of maintenance, preservation or efforts to lease the Leased Premises or the appointment of receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

(3)         Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 7.08(B)(1) hereof, then, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and (5) any other damages that may be recoverable at law or in equity at the time of such termination. The “worth at the time of award” of the amounts referred to in (1) and (2) shall be computed with interest at twelve percent (12%) per annum or the highest lawful rate, whichever is the lower. The “worth at the time of award” of the amount referred to in (3) shall be based upon competent appraisal evidence and the lowest discount rate permitted under applicable law (or one percent (1%) above the “discount rate” in effect as published by the Federal Reserve Bank of San Francisco as of the date of default, if no such rate is provided).

(4)         Without any further notice or demand, Landlord may cure any default of Tenant under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any reasonable expenses that Landlord may incur in curing such default. Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such cure, unless caused by the gross negligence or willful misconduct of Landlord (but subject to the other limitations on Landlord’s liability set forth in this Lease). Notwithstanding anything herein to the contrary, Landlord will have no obligation to cure any default of Tenant.

(C)         Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent that would have accrued and become payable under this Lease pursuant to the provisions of Section 7.08, unpaid Rent shall consist of the sum of:

(1)         the total Base Rent for the balance of the Term, plus

(2)         a computation of Tenant’s Proportionate Share of the Basic Operating Cost for the balance of the Term, the assumed Basic Operating Cost for the calendar year of the default and each future calendar year in the Term to be equal to the Basic Operating Cost for the calendar year prior to the year in which default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by reference to the Consumer Price Index - all items for the Seattle-Tacoma-Bremerton Area, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor (Base Year 1982-84 = 100) (the “CPI”), or such successor index as may be established to provide a measure of the current purchasing power of the dollar.

(D)         Late Charge. In addition to its other remedies, Landlord shall, without any requirement of further notice, have the right to add to the amount of any payment required to be made by Tenant hereunder that is not paid on or before the date the same is due, an amount equal to Two Hundred Fifty Dollars ($250.00) and shall in addition have the right to charge Tenant five percent (5%) of the delinquency, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. If any such amount shall remain outstanding for thirty (30) days after the due date thereof, Landlord may, in addition to the late charge specified herein, assess simple interest on any such amount at the greater of twelve percent (12%) per annum or the highest rate allowed under law. The late charge shall be due upon demand by Landlord at any time after failure to pay any installment of Rent, and in the case of Gross Rent, without waiting for expiration of any period specified in Section 7.08(A)(2). The foregoing shall not be deemed to limit any other provision of this Lease that provides for the recovery of damages or reimbursement of other amounts to Landlord in connection with any default hereunder, including, without limitation, Section 7.10 hereof.

(E)         Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

(F)         Certain Waivers. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED UNDER ANY LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH (INCLUDING WITHOUT LIMITATION, ANY REDEMPTION RIGHTS OR RELIEF FOR FORFEITURE PROVIDED UNDER RCW 59.12.190). TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. THE PARTIES AGREE THAT THIS PROVISION SHALL CONSTITUTE A WRITTEN CONSENT THAT MAY BE FILED WITH THE CLERK OF COURT TO EVIDENCE SUCH WAIVER.

7.09         Landlord’s Default. Tenant shall promptly notify Landlord of the need for any repairs or action with respect to other matters that are Landlord’s obligation under this Lease. If Landlord fails to perform any covenant, condition, or agreement contained in this Lease within thirty (30) days after receipt of notice from Tenant, or if such default cannot reasonably be cured within thirty (30) days, and if Landlord fails to commence to cure within such thirty (30) day period or to diligently prosecute the same to completion, then subject to the other limitations set forth elsewhere in this Lease, Landlord shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord’s breach; provided that in no event shall (a) Landlord be liable for indirect, consequential or punitive damages, including without limitation, any damages based on lost profits; or (b) Tenant have the right to terminate this Lease on account of a Landlord default. Tenant shall not have the right to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease unless Tenant has obtained a final, non-appealable judgment against Landlord for the amount due.

7.10         No Waiver. Failure of Landlord or Tenant to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord or Tenant, as the case may be, shall have the right to declare any such default at any time thereafter. No waiver by Landlord of an event of default, or any agreement, term, covenant or condition contained in this Lease, shall be effective or binding on Landlord unless made in writing and no such waiver shall be implied from any omission by Landlord to take action with respect to such event of default or other such matter. No express written waiver by Landlord of any event of default, or other such matter, shall affect or cover any other event of default, matter or period of time, other than the event of default, matter and/or period of time specified in such express waiver. One or more written waivers by Landlord of any event of default, or other matter, shall not be deemed to be a waiver of any subsequent event of default, or other matter, in the performance of the same provision of this Lease. Acceptance of Rent by Landlord hereunder, or endorsement of any check, shall not, in and of itself, constitute a waiver of any event of default or of any agreement, term, covenant or condition of this Lease, except as to the payment of Rent so accepted, regardless of Landlord’s knowledge of any concurrent event of default or matter. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Leased Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or of any term, covenant or condition of this Lease or operate as a surrender of this Lease. All of the remedies permitted or available to the parties under this Lease, or at law or in equity, shall be cumulative and not alternative and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

7.11         Holding Over. If Tenant holds over after expiration or termination of this Lease with the written consent of Landlord, Tenant shall pay for each month of holdover tenancy the greater of one hundred fifty percent (150%) of the Gross Rent that Tenant was obligated to pay for the month immediately preceding the end of the Term, or the then Fair Market Rent prevailing at the time of such holdover, for each month or any part thereof of any such holdover period together with such other amounts as may become due hereunder. No holding over by Tenant after the Term shall operate to extend the Term. If Tenant holds over without consent, Tenant shall pay for each month of holdover tenancy the greater of one hundred fifty percent (150%) of the Gross Rent that Tenant was obligated to pay for the month immediately preceding the end of the Term, or the then Fair Market Rent prevailing at the time of such holdover, for each month or any part thereof of any such holdover period together with such other amounts as may become due hereunder and, in addition thereto, Tenant shall indemnify, protect and hold Landlord harmless from and against all claims for damages by any other tenant or third person to whom Landlord may have leased or offered to lease all or any part of the Leased Premises covered hereby, effective upon the termination of this Lease, together with all loss, cost, expense, damages and liabilities in connection therewith, including, without limitation, attorneys’ fees, Landlord's lost revenues and punitive damages. Any holding over with the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month, provided nothing herein shall be deemed as a consent by Landlord to any such holding over.

7.12         Attorneys’ Fees. If either party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of the possession of the Leased Premises in the hands of an attorney, or files suit upon the same, or seeks a judicial declaration of rights hereunder, the prevailing party shall recover its reasonable attorneys’ fees and court costs from the other party. “Prevailing party” within the meaning of this Section 7.12 shall include a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

7.13         Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties.

7.14         Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Project. Upon transfer by Landlord of its interest in the Project, no further liability or obligations shall thereafter accrue against the transferring or assigning person as Landlord hereunder.

7.15         Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

7.16         Notices. All notices, demands, consents and approvals that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given by personal delivery or when deposited in the United States mail, certified or registered, postage prepaid, or sent by reputable overnight or same day delivery service, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of or occupying the Leased Premises at the time, and if there is no such person, then service may be made by attaching the same on the main entrance of the Leased Premises.

7.17         No Option. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

7.18         Integration. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against any party and as if both Landlord and Tenant had prepared it. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

7.19         Quitclaim. Upon expiration or earlier termination of this Lease, Tenant shall, immediately upon request of Landlord, execute, acknowledge and deliver to Landlord a recordable deed quitclaiming to Landlord all interest of Tenant in the Leased Premises, the Project and this Lease.

7.20         No Easement for Light, Air and View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Leased Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

7.21         No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation thereof shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

7.22         Memorandum of Lease. Tenant shall, upon request of Landlord, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto or consolidation hereof), in form suitable for recording. In no event shall this Lease or any memorandum thereof be recorded without the prior written consent of Landlord, and any attempt to do so shall constitute a default by Tenant.

7.23         Survival. All of covenants and obligations contained in this Lease shall survive the expiration or earlier termination of this Lease. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Landlord’s rights and remedies at law or in equity available upon a breach by Tenant of this Lease.

7.24         Financial Statements. If (a) Landlord intends to sell all or any portion of the Building or Project (or any interest therein), or (b) obtain a loan secured by the Building or Project (or any interest therein), or (c) if an event of default shall occur under this Lease or (d) if Landlord so requests without being required to provide a reason (provided Landlord shall make a request under this subparagraph (d) no more frequently than once (1) per year), Tenant shall, after Landlord’s written request, furnish Landlord with financial statements, dated no earlier than one (1) year before such request, certified as accurate by Tenant, reflecting Tenant’s then current financial condition, or the financial condition of the individuals comprising Tenant, in such form and detail as Landlord may reasonably request (the “Financial Statements”). Tenant shall have fifteen (15) days after any request under subparagraphs (a), (b) or (d) above, or three (3) business days after any request under subparagraph (c) above, as applicable, to provide the relevant Financial Statements. If Tenant is a publicly traded company, the foregoing requirement shall be deemed satisfied by delivery to Landlord of Tenant’s most recent annual report. In addition, if Landlord finances the construction of improvements on and to the Building or Project, or otherwise procures financing secured by the Building or Project, or any portion thereof or interest therein, then the terms and provisions of this Lease may be subject to review and approval by the financial source providing such financing.

7.25         No Joint Venture. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

7.26         Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, but without limitation, Section 5.14); and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.

7.27         Applicable Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the State of Washington. Any actions or proceedings brought under this Lease, or with respect to any matter arising under or out of this Lease, shall be brought and tried only in courts located in the County of King, Washington (excepting appellate courts).

7.28         Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

7.29         Time of the Essence. Time is of the essence of each and every covenant herein contained.

7.30         Brokerage Commissions.

(A)         Landlord hereby warrants and represents to Tenant that Landlord has not voluntarily incurred, on its behalf or on behalf of Tenant or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease, other than Jones Lang LaSalle (Chris Hughes, Charlie Malley and Mark Flippo), with which Landlord has a separate agreement with respect to the payment of a commission in connection with this transaction. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from claims for any commission or finders fee charges by any real estate broker or other person or entity (including, without limitation, Jones Lang LaSalle (Chris Hughes, Charlie Malley and Mark Flippo)) arising from an agreement, whether express or implied, between Landlord and such broker or other person or entity or otherwise arising from the conduct of Landlord.

(B)         Tenant hereby warrants and represents to Landlord that Tenant has not voluntarily incurred, on its behalf or on behalf of Landlord or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease, other than CBRE, Inc. (Jeff Jochums). Tenant hereby agrees to indemnify, defend and hold Landlord harmless from claims for any commission or finders fee charges by any real estate broker or other person or entity arising from an agreement, whether express or implied, between Tenant and such broker or other person or entity or otherwise arising from the conduct of Tenant.

7.31         Third Party Utilities Providers - Landlord. Landlord may in its discretion contract with third party providers of electrical, telecommunications and other utilities for the provision of services to the Building. If Landlord enters into any such arrangement:

(A)         The fact of Landlord entering into any such arrangement shall not be deemed to make any event over which Landlord otherwise does not have control be deemed to be “within the control of Landlord” for the purposes of any Rent abatement provisions of this Lease.

(B)         Landlord shall have no duty to Tenant in connection with any such arrangement to secure a particular rates or levels of service.

(C)         Landlord may include the cost of negotiating any arrangement with such provider as an element of Basic Operating Cost.

(D)         Landlord shall not be deemed to have assumed any duty of care or other duty not expressly provide in this Lease with respect to the amount or quality of such service, and if there is any interruption of such service due to any cause that is not a cause covered by the indemnity obligations of Landlord under this Lease, Tenant will look solely to the provider of such service for any relevant claims and/or damages associated with such interruption.

7.32         Third Party Utilities Providers – Tenant. Any third party providers of electrical, telecommunications or other utilities for the provision of services to the Leased Premises shall, to the extent permitted by applicable law, be subject to the prior approval of Landlord. In no event will Landlord be required to make any alteration to the Building or enter into any agreement with any such provider with respect to making Building facilities or Common Areas available to such provider, unless Landlord is required to do so by applicable law. Tenant will reimburse Landlord for Landlord’s costs of negotiating any arrangement with any third party utility provider that is requested by Tenant and that Landlord is either required to allow to provide services in the Building by applicable law, or that Landlord approves under this Section.

7.33         Building Planning. Landlord shall have the right to relocate the entire Leased Premises upon all of the following terms, covenants and conditions:

(A)         Landlord shall have the right of relocation of the Leased Premises on at least ninety (90) days’ written notice given to Tenant at any time during the Term.

(B)         The relocated Leased Premises must be of substantially comparable quality and size to the initial Leased Premises.

(C)         If Tenant has not occupied the Leased Premises, Landlord shall reimburse Tenant for (1) the necessary and reasonable costs incurred by Tenant in planning for the space in the initial Leased Premises which have been previously approved by Landlord and have no benefit to Tenant on the relocated floor; and (2) for such other costs as Tenant may incur as a direct result of the relocation which have been previously approved by Landlord.

(D)         If Tenant is occupying the Leased Premises at the time Landlord gives notice of any such relocation, Landlord shall pay the reasonable out of pocket costs of moving Tenant, its property and equipment to the relocated Leased Premises, as shown on third-party invoices, and shall, without cost or expense to Tenant, improve the new Leased Premises with improvements substantially similar to those located in the space Tenant is to vacate.

(E)         All of the other terms, covenants and conditions to the Lease shall remain unchanged and in full force and effect, except that the Basic Lease Information sheet shall be revised: (1) to identify the floor of the Leased Premises after such relocation; and (2) to state the new Net Rentable Area, Base Rent, Tenant’s Proportionate Share and Security Deposit relative to the relocated Leased Premises.

7.34         ADA Compliance. Landlord and Tenant acknowledge that, in accordance with the provisions of the Americans with Disabilities Act (the "ADA"), responsibility for compliance with the terms and conditions of Title III of the ADA may be allocated as between Landlord and Tenant. In this regard and notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that the responsibility for compliance with the ADA and state disability access laws (including, without limitation, the removal of architectural and communications barriers and the provision of auxiliary aids and services to the extent required) shall be allocated as follows: (i) Tenant, at its expense, shall be responsible for compliance with the provisions of Title II and Title III of the ADA and state disability access laws applicable to the Leased Premises, including without limitation, those arising as a result of construction, renovations, alterations, and repairs made by Tenant within the Leased Premises; and (ii) Landlord, at its expense, shall be responsible for compliance with the provisions of Title III of the ADA and state disability access laws for all exterior and interior areas of the Building not included within the Leased Premises, unless arising as a result of construction, renovations, alterations, and repairs made by Tenant within the Leased Premises, in which case Tenant shall reimburse Landlord for the cost of such compliance promptly upon demand. Landlord and Tenant shall each use reasonable efforts to notify the other of any alteration to the Leased Premises which might impact accessibility under federal and state disability access laws. Landlord agrees to indemnify Tenant and hold Tenant harmless from and against any claims, damages, costs, and liabilities arising out of Landlord's failure, or alleged failure, as the case may be, to comply with the ADA or state disability access laws, to the extent such compliance has been allocated to Landlord herein, which indemnification obligation shall survive the expiration or termination of this Lease if this Lease has not been terminated by reason of a default by Tenant. Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any claims, damages, costs, and liabilities arising out of Tenant's failure, or alleged failure, as the case may be, to comply with the ADA or state disability access laws, to the extent such compliance has been allocated to Tenant herein, which indemnification obligation shall survive the expiration or termination of this Lease. Landlord and Tenant each agree that the allocation of responsibility for ADA and state disability access law compliance shall not require Landlord or Tenant to supervise, monitor or otherwise review the compliance activities of the other with respect to its assumed responsibilities for ADA and state disability access law compliance as set forth in this paragraph. Landlord shall, in complying with the ADA and state disability access laws (to the extent such compliance has been allocated to Landlord herein), be entitled to rely upon representations made to, or information given to, Landlord by Tenant in regard to Tenant's use of the Leased Premises, Tenant's employees, and other matters pertinent to compliance with the ADA and state disability access laws. The indemnity of Tenant set forth above shall apply as to any liability arising against Landlord by reason of any misrepresentation or misinformation given by Tenant to Landlord. The allocation of responsibility for ADA and state disability access law compliance between Landlord and Tenant, and the obligations of Landlord and Tenant established by such allocation, shall supersede any other provisions of this Lease that may contradict or otherwise differ from the requirements of this paragraph.

7.35         Parking. During the Term, for so long as Tenant shall comply with the terms of this paragraph and the minimum number of spaces that Landlord has agreed to provide hereunder shall not be reduced as provided in this Paragraph, Landlord authorizes Tenant to use, free of charge, a minimum of sixteen (16) unreserved, unassigned parking spaces (the “Minimum Spaces”) in the parking facilities serving the Project (based upon 4.8 parking unreserved, unassigned spaces per 1,000 square feet of Net Rentable Area in the Leased Premises). The number of Minimum Spaces cannot be increased and may be reduced or eliminated if Landlord is required to reduce the parking available at the Project under rules and regulations promulgated by any governmental authority having jurisdiction over the Project. The use of the parking facilities at the Project shall be subject to (i) such terms and conditions and reasonable rules and regulations as Landlord (or the operator of such parking facilities) may from time to time establish; and (ii) such other conditions as may be imposed by any applicable laws, ordinances, rules and regulations.

7.36         Option to Extend. Landlord grants to Tenant one (1) option (the “Extension Option”) to extend the Term for a period of five (5) years (such extension is referred to as the “Extended Term”), following the Term of the Lease (the “Initial Term”). All the provisions of this Lease shall apply during the Extended Term except for the amount of the Base Rent, any full or partial abatement of Base Rent, and any provisions that require that any improvements be constructed to the Leased Premises or any improvement allowance to be paid to Tenant. The Base Rent for the Extended Term shall be the “Extension Rent.” The “Extension Rent” means the then Fair Market Rent. The Extension Option is further subject to the following terms and conditions:

(a)          Tenant must deliver its irrevocable written notice of Tenant’s exercise of the Extension Option (“Exercise Notice”) to Landlord no earlier than twelve (12) months and not less than nine (9) months prior to the expiration of the Initial Term. Time is of the essence with respect to the time period during which Tenant must deliver to Landlord its written notice of exercise and, therefore, if Tenant fails to give Landlord its irrevocable written notice of its exercise of the applicable Extension Option within the applicable time period provided above, then such Extension Option shall expire and be of no further force or effect.

(b)          If Tenant is in default under this Lease beyond any applicable notice and cure period, this Lease has been assigned (other than to an Affiliate) or any portion of the Leased Premises has been sublet (other than to an Affiliate) at the date of delivery of Tenant’s notice of exercise to Landlord, then such notice shall be of no effect and this Lease shall expire at the end of the Initial Term. If Tenant is in default under this Lease beyond any applicable notice and cure period on the last day of the Initial Term, then Landlord may in its sole discretion elect to have Tenant’s exercise of the applicable Extension Option be of no effect, in which case the Lease shall expire at the end of the Initial Term.

(c)          Within twenty (20) days after Landlord’s receipt of the Exercise Notice, Landlord shall provide Tenant with a notice stating Landlord’s determination of the Extension Rent Landlord believes applicable to the Leased Premises. Tenant shall have ten (10) days (the “Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such Extension Rent. In the event Tenant fails to accept in writing such Extension Rent proposed by Landlord then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt to agree upon the Extension Rent, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s Review Period then such determination shall be submitted to arbitration in accordance with subsections (1) through (5) below (the “Arbitration Procedure”).

(1)         If the Landlord and Tenant do not mutually agree upon the Extension Rent within the time period specified above, then, within ten (10) business days after Tenant’s actual or deemed rejection of the Extension Rent proposed by Landlord, Landlord and Tenant shall each appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of commercial office property similar in quality, location and use to the Building in the Bellevue, Washington I-90 corridor submarket.

(2)         Such arbitrators shall agree on a third arbitrator to determine the Extension Rent. The decision of the third arbitrator shall be limited solely to the issue of whether the rental rate for the Leased Premises submitted by Landlord’s arbitrator or Tenant’s arbitrator is the closest to the actual Extension Rent for the Leased Premises as determined by the arbitrator selected by them, taking into account the factors listed in the definition of Fair Market Rent in this Lease.

(3)         The third arbitrator shall, within ten (10) days after his or her appointment, schedule a meeting with the arbitrators appointed by both parties. Each of Landlord’s and Tenant’s arbitrators shall submit their respective opinions of the Extension Rent (including such detail as each such arbitrator shall determine, in its discretion), in a sealed envelope to the third arbitrator selected by the two arbitrators. Such arbitrator shall select either the Extension Rent submitted by Tenant’s arbitrator or Landlord’s arbitrator within three (3) business days after such meeting (provided such arbitrator shall not consult with any party after submittal of the sealed envelopes) and shall notify Landlord and Tenant of the Extension Rent as determined by such arbitrator.

(4)         If the Landlord’s arbitrator and Tenant’s arbitrator fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made within fifteen (15) days after such failure by the Presiding Judge of the Superior Court, of the county where the Building is located or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(5)         The parties shall each pay their own arbitrators and the cost of the third arbitrator shall be paid by Landlord and Tenant equally.

(d)          Landlord and Tenant shall, promptly after determination of the Extension Rent, enter into an amendment to the Lease providing for the extension of the Lease on all of the terms and conditions provided herein, except for the amount of the Base Rent, any full or partial abatement of Base Rent, any market concessions and any provisions that require that any improvements be constructed to the Leased Premises or any improvement allowance to be paid to Tenant, with the Extension Rent, as determined by the arbitrators or determined as otherwise provided in this Lease, as the Base Rent for the Extended Term.

7.37         Energy Data. As required under SB 5854, the Building’s Energy Star Portfolio Manager benchmarking data and ratings for the most recent continuously occupied twelve (12) month period are attached hereto Exhibit E.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first written above.

“Landlord”

EASTGATE BELLEVUE HOLDINGS, LLC,

a Delaware limited liability company

By:	Clarion Partners, LLC,
its Authorized Signatory

By:	/s/ Christina Hill

Name:	Christina Hill

Title:	Senior VP

“Tenant”

ITEX CORPORATION,
a Nevada corporation

By:	/s/ Steven White

Name:	Steven White

Its:	CEO

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